PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 10, 2017

Blue Marble Energy Corporation

5840 Expressway

Missoula, Montana 59808

(406) 549-2100

www.bluemarblebio.com

14,400,000 SHARES OF COMMON STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 31

	Price Per Share to Public	Total Number of Shares Being Offered	Proceeds to Issuer Before Expenses, Discounts and Commissions*
Common Stock	$1.25	14,400,000	$18,000,000

*The company does not currently intend to use commissioned sales agents or underwriters. In the event it uses commissioned sales agents or underwriters, it will file an amendment to this Offering Circular. See “Plan of Distribution” for details regarding expenses of the offering.

The company has engaged an escrow agent, see “Plan of Distribution”.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by Blue Marble in our sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately                  , 2017.

Blue Marble is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

In this Offering Circular, the terms “Blue Marble,” “Blue Marble Biomaterials,” “we,” “us,” “our,” or “the company” refers to Blue Marble Energy Corporation, and our subsidiary on a consolidated basis.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Overview

Blue Marble Biomaterials is an ingredient manufacturer and technology provider. Blue Marble develops and manufactures natural and sustainable specialty chemicals from biomass for the global flavor, fragrance and personal care ingredient markets, which are estimated to be worth over $60 billion annually in 2016.

We have developed patented and proprietary technologies to utilize nature-based bacteria and novel fermentation/extraction techniques to produce natural chemicals that can be used as drop-in replacements for chemicals traditionally manufactured from petroleum.

The Problem

Approximately 95% of all manufactured goods contain one or more petroleum-derived chemicals. The traditional chemical industry, and its upstream suppliers are reliant on fossil resources (petroleum, coal, and natural gas) as a feedstock (raw product) for chemical manufacturing. This has produced a global environment of price volatility and overdependence on these fossil feedstock sources. While some petrochemicals can now be replaced by renewable natural alternatives, the naturals sector is still plagued by price volatility, supply, and traceability issues.

Our Solution

Biomass is the world’s most abundant feedstock. Examples of biomass include agricultural byproducts, spent coffee grounds, spent dairy/cheese streams, spent tea leaves, spent fruit and vegetable pomace and wood waste. Blue Marble has developed and currently operates technologies to convert these starting materials into simple and complex chemical molecules. Blue Marble targets biochemicals that can be identical in quality and composition to petrochemicals, which we believe allows them to be marketed as drop-in replacements. Also, because biomass is an abundant, low-value resource, we believe we can provide stable pricing and predictable supply to our customers.

In addition, we believe that our process revolutionizes chemical manufacturing by eliminating energy and water intensive processes and reducing the carbon emissions of chemical manufacturing.

We currently have our research and development and manufacturing facility in Missoula, Montana.

The Offering

Securities offered	Maximum of 14,400,000 shares of Common Stock

Common Stock	7,179,102 shares
outstanding before the
offering (1)

Preferred Stock	22,775,511 shares
outstanding before the
offering (2)

Common Stock	21,579,102 shares
outstanding after the
offering

Use of proceeds	The net proceeds of this offering will be used primarily to cover operating expenses, including research and development, sales and marketing, equipment for research and development, building improvements and engineering and construction, and working capital. The details of our plans are set forth in our “Use of Proceeds” section.

(1)	Does not include shares issuable upon the exercise of options issued under the 2007 Stock Plan, as amended, and the outstanding warrants.

(2)	Includes issued Series A Preferred Stock and Series A-1 Preferred Stock.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We have a relatively short operating history and are currently operating at a loss;
•	If we cannot raise sufficient funds we will not succeed;
•	We face significant market competition;
•	We have limited experience producing products on a commercial scale;
•	We work in opaque markets, which makes it difficult to price our products;
•	We currently have relied and in the near future will likely rely on a few key customers and collaborators;
•	We operate in regulated industries;
•	We are subject to substantial regulation and industry standard guidelines related to quality standards applicable to our manufacturing and quality processes;
•	We operate in a market that is subject to changing statutory provisions and regulations and interpretations of those statutory provisions and regulations;

•	We may not be always able to obtain and maintain the certifications needed to effectively sell our products;
•	We are dependent on raw materials;
•	We may not be able to protect all of our intellectual property;
•	Our technology might not be successful or may not receive public acceptance;
•	The insurance we maintain might not cover all of our losses;
•	We depend on key personnel and may have a difficult time recruiting needed personnel;
•	Our officers and directors control our company;
•	As a growing company, we have to develop reliable accounting resources. Failure to achieve and maintain effective internal accounting controls could prevent us from producing reliable financial reports;
•	There is no guarantee that we will be able to fully utilize our net operating loss carryforwards;
•	There is no current market for our Common Stock;

•	We are not required to raise any minimum amount in this offering before accepting investor funds; and
•	Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company.

RISK FACTORS

The SEC requires us to identify risks that are specific to our business and our financial condition. We are still subject to all the same risks that all companies in our industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

We have a relatively short operating history and are currently operating at a loss.

Blue Marble has a relatively short operating history and we are at a stage in our development where we are focused on our own research and development as well as partnering with food, agricultural, and forestry manufacturing companies to discover alternative uses for their byproduct streams. Because of our current stage in corporate development, it is more difficult to accurately assess growth rate and earnings potential. It is possible that our company will face many difficulties typical for development stage companies. These may include, among others: relatively limited financial resources; reliance on very few key customers and collaborators; limited experience at manufacturing and pricing products at a commercial scale; potential competition from larger, more established companies; and difficultly recruiting and retaining qualified employees for management and other positions. We may face these and other difficulties in the future, some of which may be beyond our control. There is no guarantee that our business model and plans will be successful or that we will successfully address any problems that may arise. Should Blue Marble be unable to address these issues, you can lose some if not all of your investment.

If we cannot raise sufficient funds we will not succeed.

We have limited working capital and there may not be sufficient financial resources available to carry out planned operations. We depend upon timely availability of adequate working capital in order to meet the objectives of our research and development and business plans, including increasing our commercial capacity over the next few years. In order to do so, we will most likely need additional capital through externally-generated equity investment, debt vehicles, and through collaborations with third parties. There can be no assurance that we will sell the maximum number of shares offered, or that our development and commercial operations will not require additional capital greater than or sooner than currently anticipated. If Blue Marble is unable to obtain additional capital if needed, in the amount and at the time needed, this may restrict planned commercialization; limit our ability to take advantage of future opportunities including collaboration with key partners in the agriculture and food industries; negatively affect our ability to implement our business strategies and meet our goals; and possibly limit our ability to continue operations. Our working capital requirements may significantly vary from those currently anticipated.

We face significant market competition.

We operate in the bio-based, sustainable chemistry market. Though this market is a niche market, some of our products will compete with similar products in the traditional specialty chemical market (e.g., petroleum-based products), the biotechnology market (e.g., GMO products) and companies, including those operating in traditional specialty chemical markets, can enter our niche space. While one of the benefits of our products is that they are not petroleum-based and therefore are not as impacted by the fluctuations in the oil markets, many of our competitors manufacture petroleum-based products and due to the recent trend of relatively inexpensive oil prices, can do so at reduced costs. Competitors may be better capitalized than Blue Marble or could undercut our costs by manufacturing these products in developing countries or by using petroleum-based products, which would give them a significant advantage.

We have limited experience producing products on a commercial scale.

To date, the majority of our revenue has been from collaborative research and development projects and producing small lots of targeted products. In order to effectuate our business plans, we need to continue to increase our manufacturing capacity, establish and maintain business relationships to secure biomass at reasonable prices as well as to advance and develop business relationship with strategic partners for constructing co-located facilities or for repurposing co-product streams. There is a substantial risk associated with companies as they scale up to commercialization using new technologies and a number of factors that could impede our growth. These factors include:

•	our ability to mitigate costs and delays as we scale-up, including the costs associated with the construction of new facilities, development of stable distribution networks for our products and hiring and successfully managing new employees;
•	our ability to advance and develop relationships with strategic partners including biomass suppliers and collaborators for the manufacturing and commercialization of our products;
•	our ability to effectively price our products;
•	our capacity in sourcing raw materials (e.g., biomass) needed to produce our products at reasonable prices;
•	our facility in overcoming technological challenges inherent in the commercialization of new technologies;
•	our ability to manage our growth;
•	our ability to gain market share and effectively compete in this market; and
•	our ability to comply with laws and regulations as well as to effectively deal with any public concerns (including environmental and ethical concerns) about our manufacturing processes and the use of our product.

If we are unable to successfully scale up our operations, our business will be harmed.

We work in opaque markets, which makes it difficult to price our products.

To date, other than through collaborative projects, we have only produced small lots of targeted products. As we scale up, one of the difficulties will be our ability to effectively price our products with margins that will allow us to be profitable. We work in opaque markets, where it is difficult to determine pricing for our competitors’ products or to even understand the true characteristics of those products, including how much of the product is natural versus synthetic, shelf life, certifications, and compliance with regulatory and industry guidelines. If we cannot effectively price our product, it could hinder our profitability.

We currently have relied and in the near future will likely rely on a few key customers and collaborators.

As we expand commercial operations our revenues will likely be derived from a limited number of customers, and a large percentage of our revenues in 2014 and 2015 came from one customer. In order to succeed we will have to expand our customer base. Reliance on one or even a few partners limits our ability to successfully manage our revenue streams. Any strain or delays by the other party or parties, or our inability to successfully secure other agreements would materially negatively impact our business.

We operate in regulated industries.

We are focused on the marketing and continued development of sustainable specialty chemicals from biomass. Some of our products currently or will require regulatory approval by government agencies prior to marketing or sale in the U.S. or foreign markets. The regulatory process can be time consuming and expensive and for certain of our products such approval may never be obtained. As our operations develop we may need to engage in-house regulatory counsel, which we do not currently have. Further, our current facility and future planned facilities will most likely be in regimes with strict safety and environmental standards; compliance can be costly and accidents or other issues could result in significant liability.

We are subject to substantial regulation and industry standard guidelines related to quality standards applicable to our manufacturing and quality processes.

The FDA, other applicable U.S. and foreign government agencies, and industry associations regulate or provide guidance on the types of products that we can produce and how we manufacture products. These regulations relate to product quality, safety and effectiveness. As part of our business plan, we have previously partnered and plan in the future to partner with third parties in the development and manufacturing of these products. We may have limited ability to control any partners’ process and quality control. Further, we do not independently have regulatory counsel and rely on our partners’ specifications for compliance with their regulations and guidelines. Failure by us or our partners to comply with current or future government regulations and quality assurance guidelines or concerns related to safety and manufacturing issues could lead to product recalls, fines, temporary manufacturing shutdowns, product shortages, declines in sales, loss of approvals and certifications, and delays in manufacturing. Any or all of these actions could result in our failure to continue operations or become profitable.

We operate in a market that is subject to changing statutory provisions and regulations and interpretations of those statutory provisions and regulations.

Regulatory authorities and legislative bodies pass inconsistent and constantly-changing laws and regulations, including in the areas related to labeling requirements (e.g., the use and limitation on terms such as “natural”, organic, non-GMO), labor and employment laws, and import-export regulations. In particular, we are reliant on various domestic and international laws and regulations to determine the types of products we can market for consumption and personal care use, how we operate our facilities, including the quality standards we must use, and the means by which we can bring those products to market. Changes in laws and regulations or different interpretations of those laws and regulations could make it difficult or impossible to comply or increase our regulatory compliance burdens and therefore hinder our ability to operate profitably.

We may not be always able to obtain and maintain the certifications needed to effectively sell our products.

We have received, will receive or comply with the standards for several certifications that we are able to use when labeling and selling our products. See “The Company’s Business – Principal Products and Services” and “The Company’s Business – Regulations and Certifications”. We believe that these certifications will distinguish us and allow us to be profitable in certain niche markets. Our failure to maintain and obtain some if not all of these certifications could impair our ability to achieve our revenue goals.

We are dependent on raw materials.

Our manufacturing operations require the adequate supply of quality raw materials, such as biomass feedstock, nutrients (e.g., nitrogen and phosphorous), and fertilizers, in a timely manner. We rely on a global shipping network to transport our materials and any disruption could significantly increase the costs in producing our goods. Further, we could experience a shortage for some of the raw materials we use, which could limit our ability to acquire the materials or acquire them at a reasonable price. Our inability to obtain such raw materials in sufficient quantities or in a timely manner, or at reasonable prices, may limit our ability to produce our products profitably, or at all.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining patent protection for our methods of manufacturing our products, maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future patents or defend our current and future patents. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert patent infringement claims with respect to our products or technologies. Any litigation for both protecting our intellectually property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

Our technology might not be successful or may not receive public acceptance.

We believe that the technologies that we have developed will allow us to successfully produce our current products as well as develop future products to be produced on a commercial scale. However, our technologies, and specifically those that relate to microbial culture stability, product composition and yields, might not prove successful or scalable. Technology failure or our inability to successfully modify these technologies would negatively impact our ability to succeed. Further, we believe that our technology is sustainable and environmentally friendly. However, public perception or new discoveries regarding the environmental and health impact of our technologies would limit our ability to achieve profits.

The insurance we maintain might not cover all of our losses.

The insurance we maintain, including property, casualty and workers’ compensation insurance, may not fully cover all potential exposures. Further, our policies are subject to limitations, including deductibles and maximum liabilities covered. For instance, we only have one facility, and a catastrophic event may not be fully covered by the insurance amounts. We may incur losses in excess of the limits or outside the scope of the coverage of our policies including any liabilities associated with product safety, environmental compliance and remediation.

We depend on key personnel and have a difficult time recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including our founder and Chief Science Officer, James Stephens, and our research and development and product team. Our research and development team and in particular James Stephens are critical to continually innovate and improve our lines of products. In addition, due to our location, financial resources, and specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and be innovative in this specialty chemical field.

As a growing company, we have to develop reliable accounting resources. Failure to achieve and maintain effective internal accounting controls could prevent us from producing reliable financial reports.

Effective internal controls and accounting resources are necessary for us to provide reliable financial reports, which, as a growing company, we are still building out. Failure to achieve and maintain an effective internal accounting and control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our business and financial results.

In response to a comment from the Security and Exchange Commission's review of our draft Form 1-A offering circular, we have determined that our convertible preferred stock should have been accounted for under ASC 480-10-S99-3A and classified in temporary equity.  Previously, convertible preferred stock was classified within shareholders' equity. We have restated the financial statements to correct this classification.  Restatement of the financial statements is regarded as a material weakness in internal controls over financial reporting.  A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. We are taking steps that we believe will improve the effectiveness of our internal control over financial reporting and will remediate the material weakness.  It is possible that other control deficiencies could be identified in the future or may occur without being identified. In the event additional material weaknesses in our internal controls are discovered in the future, they may adversely affect our ability to record, process, summarize and report financial information timely and accurately.

Our officers and directors control our company.

Our officers and directors currently hold a majority of our voting stock, and at the conclusion of this offering will continue to hold majority of our Common Stock. Further, one of our directors, Rajiv Shah, has the ability to designate one of our directors, and our director and officer, James Stephens, has the ability to designate another two directors. See “Directors, Executive Officers, and Significant Employees.” Investors in this offering will not have the ability to control a vote by the shareholders or the board of directors.

There is no guarantee that we will be able to fully utilize our net operating loss carryforwards.

We currently have significant tax net operating loss carryforwards (“NOLs”) available to us to use as offsets for future federal and state income tax liabilities. Full utilization of these assets could be limited by a variety of factors, including changes in federal and state tax laws and regulations and the interpretations thereof or not having enough future tax liabilities to allow us to recognize the full benefit. Our inability to use these assets or receive the full benefit from them, could negatively affect our bottom line.

There is no current market for our Common Stock.

There is no formal marketplace for the resale of our Common Stock. The shares may be traded over-the-counter to the extent any demand exists. These securities are illiquid and there will not be an official current price for them, as there would be if we were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Since we have not established a trading forum for the Common Stock, there will be no easy way to know what the Common Stock is “worth” at any time. Even if we seek a listing on the “OTCQX” or the “OTCQB” markets there may not be frequent trading and therefore no market price for the Common Stock.

We are not required to raise any minimum amount in this offering before accepting investor funds.

We have not established a minimum amount of capital that must be raised in this offering. You should be aware that there is no assurance that any monies beside your own will be invested in our company in this offering. All of your investment amount will be immediately available to us.

Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company.

Holders of our outstanding Preferred Stock have liquidation preferences over holders of Common Stock, including the Common Stock being offered in this offering. This liquidation preference is paid if the amount a holder of Preferred Stock would receive under the liquidation preference in greater than the amount such holder would have received if holder’s shares of Preferred Stock had been converted to Common Stock immediately prior to the liquidation event. If a liquidation event, including a sale of our company, were to occur that resulted in a  distribution of less than approximately $18,000,000 to our stockholders, the holders of our Preferred Stock could be entitled to all proceeds of cash distributions.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into Blue Marble. Occasionally, strategic partners are also interested in investing at an early stage. When we seek cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options and warrants, and assuming that the shares are sold at $1.25 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to our insiders than just including such transactions for the last 12 months, which is what the SEC requires.

IMMEDIATE DILUTION

	Dates Issued	Issued Shares		Potential Shares		Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion

Common Shares	2007-2016	7,179,102				7,179,102	$0.0618	(3)
Series A Convertible Preferred Shares	2009-2010	6,053,972	(1)			6,053,972	$0.2924
Series A-1 Convertible Preferred Shares	2011-2016	16,721,539	(1)			16,721,539	$0.6587

Warrants:
Warrants (in conjunction with Series A Convertible Preferred Shares)	2009			961,966	(4)	961,966	$0.2924

Options:
Outstanding Stock Options	Various			2,948,683	(4)	2,948,683	$0.1667	(2)

Total Common Share Equivalents		29,954,613		3,910,649		33,865,262	$0.4134
Investors in this offering, assuming $18 million raised		14,400,000		-		14,400,000	$1.2500

Total after inclusion of this offering		44,354,613		3,910,649	(5)	48,265,262	$0.6630

(1)	Assumes conversion of all issued preferred shares to common stock.
(2)	Stock option pricing is the weighted average exercise price of outstanding options.
(3)	Common shares issued for various prices ranging from $0.01 to $0.40 per share. Weighted average pricing presented.
(4)	Assumes conversion at exercise price of all outstanding warrants and options.

(5)	The warrants include warrants currently outstanding and do not include warrants issuable to Manhattan Street Capital in this offering, see “Plan of Distribution”.

The following table demonstrates the dilution that new investors will experience upon investment in Blue Marble. This table uses our net tangible book value as of June 30, 2016 of $3,883,404, which is calculated as our tangible assets less liabilities in the June 30, 2016 financial statements. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments currently outstanding that would provide proceeds to us, which assumes exercise of all options (2,948,683 shares) and warrants (961,966 shares) currently outstanding. Such conversions would provide $772,654 of proceeds and result in the issuance of 3,910,649 shares of stock, which are considered in the figures used in the calculations presented in the table.

The table presents four scenarios for the convenience of the reader: a $1,000,000 raise from this offering, a $5,000,000 raise from this offering, a $10,000,000 raise from this offering, and a fully subscribed $18,000,000 raise from this offering (maximum offering).

ON BASIS OF FULL CONVERSION OF ISSUED INSTRUMENTS

	$1 Million Raise		$5 Million Raise		$10 Million Raise		$18 Million Raise

Price per share	$1.25		$1.25		$1.25		$1.25
Shares issued	800,000		4,000,000		8,000,000		14,400,000
Capital raised	$1,000,000		$5,000,000		$10,000,000		$18,000,000
Less: Offering costs (3)	$(380,000)		$(570,000)		$(640,000)		$(950,000)
Net offering proceeds	$620,000		$4,430,000		$9,360,000		$17,050,000
Net tangible book value pre-financing	$4,656,058	(2)	$4,656,058	(2)	$4,656,058	(2)	$4,656,058	(2)
Net tangible book value post-financing	$5,276,058		$9,086,058		$14,016,058		$21,706,058
Shares issued and outstanding pre-financing,
assuming full conversion	33,865,262	(1)	33,865,262	(1)	33,865,262	(1)	33,865,262	(1)
Post-financing shares issued and outstanding	34,665,262		37,865,262		41,865,262		48,265,262

Net tangible book value per share prior to offering	$0.1375		$0.1375		$0.1375		$0.1375
Increase/(Decrease) per share attributable to new investors	$0.0147		$0.1025		$0.1973		$0.3122
Net tangible book value per share after offering	$0.1522		$0.2400		$0.3348		$0.4497
Dilution per share to new investors ($)	$1.0978		$1.0100		$0.9152		$0.8003
Dilution per share to new investors (%)	87.82%		80.80%		73.22%		64.02%

(1)	Assumes conversion of all issued preferred shares to common stock, conversion of 2,948,683 outstanding stock options (providing proceeds of $491,404 to net tangible book value), and conversion of 961,966 outstanding stock warrants (providing proceeds of $281,250 to net tangible book value).
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1).

(3)	Estimated offering costs include legal, accounting, printing, advertising, marketing, state registration fees, and other expenses of this offering.

USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed offering, after the expenses of the offering (payment to the investment platform, legal, accounting, marketing and related expenses), will be approximately $17,050,000. Set forth below is a table showing the estimated uses of proceeds from this offering at selected levels of gross proceeds, up to the maximum offering amount.

Gross Proceeds	$1,000,000	$5,000,000	$10,000,000	$18,000,000

Estimated offering expenses(1)	$380,000	$570,000	$640,000	$950,000

Net Proceeds	$620,000	$4,430,000	$9,360,000	$17,050,000

Research and development	$250,000	$1,400,000	$1,650,000	$2,100,000

Selling and marketing	$100,000	$500,000	$600,000	$750,000

Equipment for research and manufacturing	$50,000	$1,000,000	$4,000,000	$8,000,000

Building improvements, engineering and construction	$25,000	$350,000	$750,000	$2,500,000

Working Capital(2)	$195,000	$1,180,000	$2,360,000	$3,700,000

Total use of proceeds	$1,000,000	$5,000,000	$10,000,000	$18,000,000

(1)	Estimated offering expenses include legal, accounting, printing, advertising, marketing, state registration fees, and other expenses of this offering.

(2)	These amounts may be used to pay expenses relating to salaries, bonuses and other compensation to our officers and employees.

Because the offering is a “best efforts” offering without a minimum offering amount, we may close the offering without sufficient funds for all the intended purposes set out above. In the case of raising varying levels of gross proceeds, Blue Marble will adjust its use of proceeds by scaling operations to most effectively allocate the proceeds received to targeted research of high value innovations, furthering negotiations of collaboration arrangements with key partners, and manufacturing of small lots of high value products.

In the event that $1,000,000 of gross proceeds is raised in the offering, we will utilize the net proceeds to continue research and development activities, sales of current products, and for working capital.

With gross proceeds of $5,000,000, we will utilize the net proceeds of the offering to accelerate research and development of innovations, accelerate commercialization of our products, and purchase equipment and add building improvements in our Missoula, Montana research and manufacturing facility.

Gross proceeds of $10,000,000 will allow us to complete all of the above on a larger scale, plus expand our technology portfolio and strengthen our intellectual property position.

At the maximum offering amount of $18,000,000, we will be able to complete a full-scale commercialization and manufacturing facility in Missoula, Montana, allocate funds to co-location facilities with partners, and enhance research and development activities on additional key innovations.

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

THE COMPANY’S BUSINESS

Overview

Blue Marble Energy Corporation was incorporated in Washington State on March 23, 2007 with the goal of producing sustainable transport fuels from algae biomass. During most of our first year, we operated as Green Vision Energy and, in 2010, Blue Marble Energy rebranded itself as Blue Marble Biomaterials to reflect the pivot from the production of low-value, high volume fuel products to manufacturing high-value, low volume chemical products. Blue Marble Biomaterials is an advanced chemical manufacturer that utilizes non-GMO bacteria sourced from nature to manufacture specialty biochemicals from biomass side streams. Blue Marble focuses on producing specialty biochemicals that replace petrochemicals within the flavor, fragrance, and personal care industries. For instance, we currently produce a vegan bacon food and beverage flavoring biochemical from over a dozen different types of biomass, including spent coffee grounds, and tomato and grape pomace (the solid remains of fruit after being processed for juice). While many of the petroleum-derived products used throughout these industries can be replaced with bio-derived materials, few cost-competitive replacements are currently available on the market today.

Our mission is to replace petroleum-based chemicals with fully sustainable, zero-carbon biochemicals.

Principal Products and Services

Our primary objective is to use our core technologies to produce four classes of biochemicals based on natural starting materials: oils, esters, acids, and organosulfur compounds. Oils, esters, and acids can either be used in fragrance, food, personal care, or other cosmetic applications. Organosulfur compounds, however, are solely targeted for the food industry, as their scent profiles (dairy, cheese, meat, seafood, onion, garlic, savory) have little demand in other applications.

We are currently offering a small number of products to several of the largest customers in the fragrance, food, and personal care markets. In order to launch additional products into these marketplaces, Blue Marble must increase the scale of our manufacturing operations so that additional products sold into the target marketplaces are cost-competitive with petrochemical alternatives.

We plan to expand to a larger portfolio of esters, acids, terpenes, ketones, and organosulfur compounds once we have expanded our manufacturing capacity through co-location with feedstock providers. These initial chemicals are in demand by food, flavor and cosmetic manufacturers as consumers trend towards natural and sustainable chemicals and have been specifically requested by several of our multinational partners.

We believe our biochemicals are drop-in replacements to petrochemicals, requiring no change in process or regulations for our customers. Many are also considered Flavor & Extract Manufacturers Association (FEMA) G.R.A.S. (Generally Regarded As Safe) and as such, we believe do not need any additional government approval.

We are working to create products that can offer the following designations:

•	Food Grade - As set forth in the U.S. Code of Federal Regulations Title 21 Sections 110 and 170.
•	Kosher Certified - By an internationally recognized certification organization, The Vaad Hakashrus.
•	Natural Flavoring - For our flavoring products under the U.S. Code of Federal Regulations Title 21 Section 101.22 and the European Union Code article 3(2)(c) and 3(2)(k) of Regulation (EC) No. 1334/2008.
•	Non-GMO – Under EU Regulation (EC) No. 1829/2003 and No. 1830/2003 and US Code of Federal Regulation Title 4 Section 205.605.
•	Organic Compliant - Some of our products will be eligible as “Organic Compliant” according to the US Code of Federal Regulation.
•	Vegetarian - All of our current products are vegan and vegetarian. This is especially important for organosulfur compounds, because many of these compounds are currently only made from animal products and are not available in vegetarian form.
•	Biobased - For non-food fragrance and ingredient items, the USDA offers a “bio-based” designation. Our products are designed to be eligible for this label.

Technology

Blue Marble has the ability to manufacture bio-based chemicals from “waste” biomass feedstock streams. These bio-based chemicals (or biochemicals) are targeted to replace traditional chemicals manufactured from petroleum feedstocks. Examples of organic biomass that we may use as a feedstock stream include:

•	Agricultural and forestry, including material from food, feed or wood products production;
•	Noxious weeds, including control grasses and invasive species such as blackberries;
•	Food and beverage by-products, including whey, coffee grounds, beer mash, or grape crush;
•	Micro algae, including algae by-products from remediation treatment systems and other nutritional growers of micro algae; and
•	Macro algae, including marine seaweeds such as sea lettuce, ulva, and kelp.

We believe that based on our technologies and the available types of “low value” feedstock streams, there could potentially be several thousands of types of feedstock streams that could be effectively used in our process. To date, we have completed testing of hundreds of unique feedstock streams.

To achieve our goal, Blue Marble has developed and deployed two proprietary non-GMO primary technologies:

•	Extraction platform; and
•	Acid, gas and ammonia targeted extraction (“AGATE”) fermentation conversion platform.

The process begins with biomass entering our facility and undergoing strict quality control procedures. The biomass is emulsified then processed using our proprietary extraction technologies to produce oils, terpenes and carotenoids. Then, rather than becoming waste, the post-extracted biomass is fed into fermentation vessels along with water recycled from previous manufacturing cycles. From there, an ecosystem of bacteria breaks down the sugars in the biomass and excretes crude streams which are then refined to produce the target final products. The finished bio-based chemicals are then processed through quality control and packaging in our lab or food-grade production rooms before they are ready to enter the market. The steps of our process are fed by recycled by-products of our renewable biomass - making our facility limited waste, with a goal of zero waste in the future.

The following flow diagram is an example of how our technology can be deployed:

Core Technologies Overview
Process

Biomass
AGATE Reactor
Solid Digestate and Mixed Gas
AGATE Reactor Phase II
Fermentation Liquor
Mixed Gas
Solid Digestate: Ammonium and Soil Amendment
Liquified Gas Extraction
Gas Stripping, Reverse Osmosis and Distillation
Passive Gas Reaction
Carotenoids, Terpenes, and Oils
Natural Esters and Organic Acids
Organosulfur Gas
Biogas
Thiols & Sulfur Compounds
Algae Growth

Suppliers

We currently source our raw materials from a variety of agricultural, ingredient, and food companies and manufacturers. We are currently in the process of working with several large well-known companies to develop trusted supplies of biomass streams including one of the largest food and beverage manufacturers in the United States for dairy/cheese biomass streams; one of the industry leading ethanol producers in the United States for agricultural biomass streams; and a market-leading fruit juice manufacturer for grape pomace. As we scale up, we believe producers of “waste” biomass (feedstock) will become some of our primary suppliers.

Target Markets

Blue Marble is focusing on the flavor, fragrance, and cosmetic ingredient markets, which we believe have combined approximate, global value of $60 billion annually. Specifically, the global flavoring market was valued at over $11 billion according to a Zion Market research report. And, we estimate that the combined fragrance and cosmetics markets have a global annual value of over $50 billion based on information from a 2012 Statista report on the global fragrance market and a 2015 Market and Markets report on the global personal care ingredients market. Further, using these reports, we estimate that these markets are growing at over $1 billion annually and that demand for natural and sustainable ingredients is booming not only in developed countries, but also in less developed regions.

Distribution and Customers

Blue Marble is targeting its sales towards small, medium and multinational sized consumer packaged goods (“CPG”) manufacturers, the flavoring and fragrance industries that serve such manufacturers, and global chemical distributors.  Partnerships with customers are aimed at gathering industry and technical knowledge in order to convert partners into customers - either through direct sales or co-located manufacturing agreements.

Competition

Traditional specialty chemical markets are highly competitive and global. The marketplace for natural chemicals is smaller but well established and growing as consumer preferences shift in its favor. We believe that bio-based, sustainable chemistry is a nascent but fast emerging industry, creating a market niche for high value applications. We believe that Blue Marble is positioned to become a market leader focusing on delivering sustainable, natural food, fragrance, and personal care ingredients manufactured with non-genetically modified processes. We believe some possible competitors include DSM Food Specialties, Isobionics Natural Ingredients, Green Biologics, Metabolic Explorer, TetraVitae Bioscience, Genencor, and Enerkem.

Value

We believe that we are currently one of the few, if not the only company, solely focusing on delivering sustainable, natural food, fragrance, and personal care ingredients manufactured with non-genetically modified processes and have the ability to become a market leader in this niche.

Our scientists have developed a biomass-to-chemicals conversion platform based on mixed culture fermentation. In this process, biomass is fermented with specific bacterial cassettes to produce target compounds: carboxylic acids, light molecular weight esters, specialty bio-gases, and sulfur compounds.

Blue Marble has also developed first of its kind, proprietary extraction technologies, which produce unique oil-based compounds for our target industries.

Regulations and Certifications

Regulations

Blue Marble products include those used in food production as well as those used in the fragrances and personal care products. The FDA and other applicable U.S. and foreign government agencies regulate food products and how we manufacture them. In addition, as a manufacturer we are subjected to the requirements of the EPA and OSHA along with other applicable U.S. and foreign government agencies that regulate the environment and workplace conditions. Further we are subjected to the procedures and guidelines that require certain quality and manufacturing standards in the jurisdictions where we intend to sell our products or where the end use recipients reside.

Certifications

The Missoula, Montana facility successfully completed a Kosher certification process with most of our products included under the scope of certification in early 2014. We also received Safe Quality Food (“SQF”) Level 2 certification from Scientific Certification Systems, Inc. dba SCS Global Services in April 2016 and are currently working toward SQF Level 3 certification. We also work to follow the procedures and requirements outlined in the European Flavor and Fragrance Association (“EFFA”) and Code of Federal Regulations (“CFR”) Title 21 Section 101.22 (a) 3 for natural products, and CFR Title 21 Sections 170.30 (D) and (H) for food grade products. We are also currently working towards Halal and Certified Organic certifications.

Employees

We currently have 23 full-time employees. Most of our employees are based in Missoula, Montana. Eight of our employees perform general and administration functions and 15 of our employees work primarily in research and development. Our Co-CEO and Chief Science Officer, James Stephens, splits his time between management and research and development in Missoula, Montana. Our Co-CEO and Chief Business Officer, Colby Underwood, and our CFO, Wayne Rebich, split their time between Missoula, Montana and our headquarters in Seattle, Washington.

Research and Development

During the 2016 and 2015 fiscal years, we spent approximately $1,200,000 and $1,007,631, respectively, on research and development activities.

Intellectual Property

We currently hold patents for our system and methods for anaerobic digestion and extraction of products in the following jurisdictions: African Regional Industrial Property Organization, Australia, Canada, China, Hong Kong and the United Kingdom. We hold pending patent applications for our system and methods for anaerobic digestion and extraction in the following jurisdictions: United States, Europe, and Hong Kong. The patents in Hong Kong and the United Kingdom are expected to expire on September 3, 2029. All other patents and pending patent applications are expected to expire on October 21, 2029.

Litigation

We are currently the plaintiff in litigation with a contractor we hired for restoration and construction services at our facility in 2013. Among other claims, we are suing for breach of contract, negligence and loss of business.

We are not involved in any other litigation, and our management is not aware of any pending or threatened legal actions relating to our intellectual property, conduct of our business activities, or otherwise.

Subsidiary

We currently have one wholly owned subsidiary, Blue Marble Biomaterials Expressway, LLC, a limited liability company formed in Delaware on September 16, 2009. Blue Marble Biomaterials Expressway, LLC is the owner of our facility in Missoula, Montana and is not an operating company.

THE COMPANY’S PROPERTY

We own our manufacturing facility and land at 5840 Expressway in Missoula, Montana through our wholly owned subsidiary, Blue Marble Biomaterials Expressway, LLC. The commercial bio-refinery is 19,142 square feet and sits on 3.81 acres of land. The facility includes three laboratories, five production rooms, and a large feedstock storage warehouse as well as specific equipment, including fractional distillation, pyrolysis equipment, molecular distillation, fermentation equipment, and feedstock extraction equipment.

The property was purchased in 2013 for $1,300,000 with funds received from the sale of a convertible promissory note. See “Interest of Management and Others in Certain Transactions.”

We also rent an apartment in Missoula, Montana used by Colby Underwood, our Co-CEO and Chief Business Officer, when he is working in the Missoula, Montana facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results

Blue Marble Energy Corporation, doing business as Blue Marble Biomaterials, is a developer and manufacturer of natural and sustainable specialty ingredients from biomass for the global flavor, fragrance and personal care industries. We have developed patented technologies to utilize naturally occurring bacteria and novel extraction techniques to produce natural, drop-in replacement chemicals traditionally manufactured from petroleum. Blue Marble was founded in 2007 and is incorporated in the state of Washington. Headquarters are in Seattle, Washington and operations are in Missoula, Montana.

Our primary activity since inception has been research and development and we have accumulated losses from operations.

In 2014 and 2015, over 90% of our revenues were derived from our strategic relationship with a multinational food and beverage manufacturer to analyze co-located facilities and repurposing co-product streams. This facet of our relationship was completed in 2015, and in 2016 to date we have not received revenue from this company. Currently we are in discussions with this company and several other large agriculture and food companies to launch commercial operations, though we have yet to finalize the details of these relationships. As evidenced from our past experience and in general, reliance on one or even a few partners limits our ability to successfully manage our revenue streams.

Because our primary activity since inception has been research and development, our focus has not been on generating revenue. However, we have engaged in several paid project development agreements that generated revenue in 2015 and 2014. Our revenues totaled $543,774 in 2015 and $1,267,736 in 2014, a decrease of 57%. Our revenues during these periods were derived mainly from research services performed under a collaboration agreement with a multinational food and beverage manufacturer. Research services included product development, ingredient development, product manufacturing and testing and technology research and development specifically related to conversion of by-products of the manufacturer’s processes into ingredients, flavorings, colors and fragrances for use in production processes or for sale to outside markets. Research services accounted for $513,736 of our revenues in 2015 and $1,207,857 in 2014. The decrease in research services revenue was due to a larger number of projects in process and completed in 2014 as compared to 2015. The remaining revenue, derived from product sales, was $30,038 in 2015 and $59,879 in 2014.

Our revenue for the six months ended June 30, 2016 was $39,327, compared to $460,014 for the six months ended June 30, 2015. This decrease was due to the completion of research projects with a multinational food and beverage manufacturer in 2015. No additional research projects were started in the six months ended June 30, 2016. Research services accounted for $480 and $454,736 of our revenues for the six months ended June 30, 2016 and the six months ended June 30, 2015, respectively.

Operating expenses totaled $1,863,393 in 2015 and $1,398,244 in 2014, an increase of $465,149 or about 33%. The primary components of this increase were:

●	An increase in research and development costs to $1,007,631 in 2015 from $823,030 in 2014, a 22% increase, due to an increase in headcount for research and development, and an increase in research and development activity.
●	An increase in selling, general and administrative expenses to $1,272,588 in 2015 from $1,047,765 in 2014, a 21% increase, due to hiring of an additional executive officer and salary increases.

In addition, during this period we credited our expenses for insurance payments we received for water damage to our property in 2013. Payments received from the insurance company in 2015 and 2014 were $439,263 and $760,729, respectively. The net gain from the claim amounts in 2015 and 2014 were $416,826 and $472,551, respectively.

For the period from January 1 to June 30, 2016, operating expenses increased to $1,253,273 from $1,122,942 during the same period in 2015. This increase was due to the increase in research and development expenses to $658,362 for the six month period ended June 30, 2016 from $419,568 for the six month period ended June 30, 2015. This increase was due to research activity related to potential new products and pathways. Offsetting this increase was a decrease in our selling, general and administrative expenses to $594,911 for the six-month period ended June 30, 2016 from $703,374 for the six month period ended June 30, 2015. This decrease was attributable to decreases in legal, travel and insurance expenses, offset by an increase in sales and marketing expenses.

In 2015, we had $632,804 in other income, which was entirely due to the gain on the extinguishment of debt and the change in fair value of convertible preferred stock warrant liabilities; together they accounted for $634,512 in income, offset by $1,708 in interest expense. During the same period in 2014, we had other expense of $349,400. This expense was primarily due to interest expense (including interest expense related to the accretion of debt discount) of $492,093 and was offset by income of $142,693 reflecting the change in fair value of convertible preferred stock warrant liability.

For the six month period ended June 30, 2016 our other income decreased to $58,959 from $552,973 for the same period in 2015. During the six month period ended June 30, 2016, income relating to the change in fair value of convertible preferred stock warrant liability was only $59,915 and we did not have any gain on extinguishment of debt, while during the same period in 2015, income relating to the change in fair value was $479,200 and the gain on extinguishment of debt was $74,708.

As of June 30, 2016, we had 23 full-time employees representing approximately $208,000 in monthly operating expenses. We intend to hire additional employees as warranted by research projects and operations.

Our net loss totaled $686,815 in 2015 compared with a net loss totaling $479,908 in 2014, for the reasons discussed above.

Our net loss for the six months ended June 30, 2016 was $1,154,987, compared to $109,955 for the six months ended June 30, 2015. This increase is due to lower revenue from research projects and higher operating expenses, primarily due to an increase in research and development.

Liquidity and Capital Resources

We do not currently have any significant loans or available credit facilities.

Blue Marble has raised approximately $13.0 million from inception through June 30, 2016 including:

•	$443,000 in seed money for common equity from founders, friends, and family between 2007 and 2009, including proceeds from the exercise of stock options through June 30, 2016;
•	$1.8 million in Series A financing for preferred shares that closed in 2009, including warrants exercised in 2010; and
•	$10.8 million in Series A-1 financing for preferred shares that closed in 2014, including warrants exercised through June 30, 2016 and conversion of a promissory note to Series A-1 preferred shares in 2014.

Our activities since inception have consisted primarily of research and development. We continue to be subject to the risks and challenges associated with other companies at a similar stage of development, including dependence on key personnel, successful development and marketing of our products and services, successful collaborations with partners, and the ability to secure adequate financing to support future growth.

Since June 30, 2016, we have received proceeds of $202,652 from exercise of outstanding warrants for Series A-1 convertible preferred shares.

With the note proceeds and the cash on hand, we believe that we have the cash to fund operations through the summer of 2017. We will require additional capital to sustain current operations through the remainder of 2017 and beyond. If we raise at least $1,400,000 in this offering, then we believe that we have sufficient cash to fund our operations through December 31, 2017.

Trend Information

There are several trends affecting and shaping the specialty chemical industry, including trends in natural resources, consumer behavior, agriculture, and economics. Specifically, these trends include:

•	Partnering of players in the chemical industry with traditional agricultural processing companies in the development of bio-products;
•	Increasing consumer demand for natural ingredients, which traditionally are more expensive than their synthetic counterparts;
•	Need for more complex and exotic flavors and aromas to support growing sectors such as fortified food (e.g., nutraceutically-enriched beverages) and cosmeceuticals (e.g., anti-aging creams);
•	Increased interest in environmental fragrance goods driven by advances in aromatherapy and household applications, as well as consumer desires for more sophisticated and blended fragrances; and
•	Increased demand for “natural” products spurred by consumer interest in natural ingredients and environmental sustainability.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time
Executive Officers:
James Stephens	Co-Chief Executive Officer, Chief Science Officer, President and Treasurer	36	Indefinite, appointed April 1 2007(1)	Full-time
Colby Austin Underwood	Co-Chief Executive Officer, Chief Business Officer and Secretary	38	Indefinite, appointed January 10, 2012(1)	Full-time
Wayne Stephan Rebich	Chief Financial Officer	53	Indefinite, appointed October 1, 2014	Full-time
Directors(2):
Rajiv Shah	Director	38	Indefinite, appointed April 19, 2009
James Stephens	Director	36	Indefinite, appointed March 21, 2007
Colby Austin Underwood	Director	38	Indefinite, appointed April 19, 2012

(1) Date first became an officer in the company.

(2) The election of the members of the board of directors is governed by a voting agreement, dated July 7, 2014, by and among Blue Marble, the holders of Preferred Stock, and our founders, including James Stephens (the “Voting Agreement”). Shareholders who are parties to the Voting Agreement agree to vote their shares to elect to the board of directors one designee chosen by Rajiv Shah and two designees chosen by a majority of the shares held by our founders. Because Mr. Stephens holds a majority of such shares, Mr. Stephens effectively controls the designation of two designees under the Voting Agreement. The Voting Agreement terminates upon the earliest of (1) the conversion of all outstanding shares of Preferred Stock; (2) such time as Mr. Shah holds less than 50% of the shares of Series A Preferred Stock originally issued to him (as adjusted for recapitalization events); (3) a liquidation event; and (4) the mutual agreement of Mr. Shah and a majority of the shares held by the founders.

James Stephens - Co-CEO/Chief Science Officer

James Stephens is the co-founder, Chief Science Officer, and Co-Chief Executive Officer for Blue Marble Biomaterials. James has over 15 years of managerial and development experience with extensive technical and business background in product development in the fields of industrial microbiology, chemical engineering, remediation, food safety and clean technology from bench level research through commercialization. Before launching Blue Marble, Mr. Stephens worked extensively in the food safety and pharmaceutical research fields developing products from inception all the way through to sales with Fortune 500 companies such as Cargill, Costco, Safeway, and Tyson Foods. He has worked with Blue Marble Biomaterials since our inception in April of 2007.

Colby Underwood - Co-CEO/Chief Business Officer

Colby Underwood was hired in September of 2009 as the Vice President of Business Development and is currently the Chief Business Officer and Co-Chief Executive Officer. In 2002, Colby founded a development firm that developed business strategies and raised funds for start-up companies and non-profit organizations. His firm created financial models, business development and fundraising strategies, and strategic marketing campaigns for political candidates/groups, non-profit organizations and for-profit entities. Colby has raised a significant amount of funds for a large portfolio of projects. Over the past eight years, Colby has focused on shaping Blue Marble into an industry leader via business development, industry education campaigns, and innovative partnerships. Colby also has experience in international trade and investment. As a co-founder of UMC Pacific Holdings LLC, he managed import-export portfolios and consulted on international trade projects with Pacific Rim companies.

Wayne Rebich, Chief Financial Officer

Wayne Rebich has been the Chief Financial Officer for Blue Marble Biomaterials since October of 2014. Prior to that he was President and CEO of Tractionworks, Inc., a professional firm specializing in financial and strategic consulting services he founded in 2002. He is a licensed CPA and Chartered Global Management Accountant. His professional career includes more than twenty-five years of experience providing finance, accounting and operations expertise to entrepreneurial, growing and publicly held companies. He has assisted growth companies in a variety of industries, including biotech/pharma, information technology, and energy/environmental. He is a member of the American Institute of Certified Public Accountants and the Washington Society of CPAs.

Rajiv Shah, Director

Rajiv Shah has served on the Blue Marble Board of Directors since April 2009. For the past nine years, Rajiv has been the Managing Director and majority shareholder of Metal Crowns Ltd in Kenya. Rajiv is also a director and shareholder of Equator Bottlers, the second largest authorized bottler of Coca-Cola in Africa with over 700 employees. He also is a director and shareholder in a steel packaging company in India. Born in Kenya and educated in the United Kingdom, Rajiv holds a Master of Engineering and Master of Science and Finance from the Imperial College of Science, Technology, and Medicine at the London University.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2016, we compensated our executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($) (1)		Total compensation ($)
James Stephens*	Co-CEO and Chief Science Officer	$180,000	$73,370	(2)(3)	$253,370
Colby Underwood*	Co-CEO and Chief Business Officer	$180,000	$53,595	(2)(3)(4)	$233,595
Wayne Rebich	Chief Financial Officer	$150,000	$6,961	(2)	$156,961

(1) The executives received medical and health benefits, life insurance, short and long term disability generally available to all salaried employees. However, the executives were reimbursed to pay for the premiums for a higher-level coverage than the premium reimbursement available to other salaried employees. The compensation reflects this additional reimbursement.

(2) The compensation includes the value of the stock options granted in the fiscal year December 31, 2016. The Black-Scholes formula was used to determine the value of the option at the date of the grant.

(3) James Stephens and Colby Underwood had accrued a significant amount of unused vacation and it was determined that they would receive payment for vacation accrued through December 31, 2015 to be paid out monthly in twelve equal payments beginning on April 15, 2016. The compensation includes payments for the accrued vacation.

(4) Colby Underwood has use of the company car as well as a company apartment in Missoula, Montana.

* On January 22, 2015, James Stephens and Colby Underwood each entered into an employment severance benefits agreement, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular forms a part. For certain involuntary terminations and resignations with good cause, these agreements would provide for a lump sum payment of 1.5 times the officer’s annual salary and target bonus, accelerated vesting for stock options, and healthcare cost reimbursements. The lump sum amount multiplier would increase to 2 if the applicable termination or resignation occurs within 12 months following a change in control.

The company intends to continue to pay the executives their current cash compensation.

For the fiscal year ended December 31, 2016, none of our directors received cash compensation in their capacity as directors. Two of our directors had stock option grants from 2012 and 2014, a portion of which vested in 2016. A total of 16,667 of those stock options vested in 2016. In 2016, we had four directors until November 2, 2016 when one of our directors due to a potential conflict of interest with his current employer.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Beneficial Owner	Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)
Rajiv Shah	Preferred Stock, Series A	5840 Expressway Missoula, Montana 59808	6,053,972 shares	961,966 shares available from issued warrants, exercisable for Series A convertible preferred stock	100.00% (100.00%)(2)
Rajiv Shah	Preferred Stock, Series A-1	5840 Expressway Missoula, Montana 59808	7,368,900 shares		44.07%
Rajiv Shah	Common Stock	5840 Expressway Missoula, Montana 59808	0 shares	180,063 shares available from issued stock options 14,384,838 shares available from the conversion of preferred stock and warrants	0.00% (66.98%)(2)
James Stephens	Common Stock	5840 Expressway Missoula, Montana 59808	2,910,743 shares	439,063 shares available from issued stock options	40.54% (43.97%)(2)
Colby Underwood	Common Stock	5840 Expressway Missoula, Montana 59808	0 shares	1,106,250 shares available from issued stock options	0.00% (13.35%)(2)
Wayne Rebich	Common Stock	5840 Expressway Missoula, Montana 59808	0 shares	206,250 shares available from issued stock options	0.00% (2.79%)(2)

(1) Based on 7,179,102 shares of Common Stock, 6,053,972 shares of Series A preferred stock, and 16,721,539 shares of Series A-1 preferred stock outstanding prior to this offering.

(2) This calculation is the amount the person owns now, plus the amount that person is entitled to acquire through April 10, 2017. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could own through April 10, 2017 based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In 2013, Blue Marble borrowed $1,300,000 from one of our directors, Rajiv Shah, under a convertible promissory note in order to purchase the Missoula, Montana facility. In 2014, we issued 1,960,301 Series A-1 convertible preferred shares in exchange for cancellation of the outstanding convertible promissory note and accrued but unpaid interest of $4,777. The shares were issued at a price of $0.6656 per share. In accordance with terms of the promissory note, upon conversion of the promissory note in 2014, we granted a warrant to purchase 3,920,602 Series A-1 convertible preferred shares at an exercise price of $0.6656 per share. The fair value of the warrants issued was estimated at $473,360, which was determined using the Black-Scholes pricing model and these warrants were exercised in 2015.

SECURITIES BEING OFFERED

General

Blue Marble is offering Common Stock to investors in this offering.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Articles of Amendment, the Amended and Restated Articles of Incorporation and the Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Blue Marble Energy Corporation’s capital stock, you should refer to our Articles of Amendment, the Amended and Restated Articles of Incorporation and our Bylaws, and applicable provisions of the Washington Business Corporation Act.

Blue Marble Energy Corporation authorized capital stock consists of 52,000,000 shares of Common Stock, $0.0001 par value per share, and 25,220,347 shares of Preferred Stock, $0.0001 par value per share, of which 7,016,638 designated as Series A Preferred Stock, 18,203,709 shares are designated as Series A-1 Preferred Stock.

As of June 30, 2016, the outstanding shares of Blue Marble Energy Corporation included: 7,172,123 shares of Common Stock, 6,053,972 shares of Series A Preferred Stock, and 16,417,074 shares of Series A-1 Preferred Stock.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds, only after Preferred Shareholders have received assets and funds due to them under their preferential rights. After payment of the preferential dividend to the Preferred Shareholders, any dividend payable to the holders of Common Stock will be paid among all holders of Common Stock and Preferred Stock, collectively, in proportion to the numbers of shares of Common Stock and Preferred Stock (calculated on an as-converted to Common Stock basis) held by such holders. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock. Holders of Common Stock who are parties to the Voting Agreement agree to vote their shares to elect to the board of directors one designee chosen by Rajiv Shah and two designees chosen by a majority of the shares held by the founders.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of Preferred Stock, the holders of Common Stock and the holders of Preferred Stock (calculated on an as-converted to Common Stock basis) will be entitled to share ratably in the net assets legally available for distribution to shareholders.

Additional Rights and Preferences

Holders of Common Stock have no preemptive, conversion, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to Common Stock.

Preferred Stock

We have authorized the issuance of two series of Preferred Stock, designated Series A Preferred Stock and Series A-1 Preferred Stock. The Series A Preferred Stock and Series A-1 Preferred Stock enjoy substantially similar rights, preferences, and privileges.

Dividend Rights

Holders of Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. Such dividends are non-cumulative and based on an annual rate of 8% of the original issue price of such series of Preferred Stock (adjusted for recapitalization events). Such dividends must be paid prior to the payment of any dividends to the holders of Common Stock. After payment of the preferential dividends to the holders of Preferred Stock, the holders of Preferred Stock are entitled to share proportionally (calculated on an as-converted to Common Stock basis) in any dividends paid to the holders of Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Preferred Stock is entitled to one vote for each share of Common Stock, issuable upon conversion of the Preferred Stock at the then-effective conversion rate. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the shareholders, including the election of directors, as a single class with the holders of Common Stock. Specific matters submitted to a vote of the shareholders require the approval of a majority of the holders of Preferred Stock voting as if their shares had been converted into Common Stock. These matters include any vote to:

•	alter any provision of the articles or the bylaws if such action would adversely alter the rights, preferences, privileges or powers of the Preferred Stock;
•	increase or decrease the authorized number of shares of Preferred Stock;
•	authorize or create any new class or series of equity security having rights, preferences or privileges senior to or on a parity with the Preferred Stock (but not junior to the Preferred Stock);
•	approve the purchase, redemption or other acquisition of Common Stock, or other securities other than repurchases pursuant to agreements approved by the Board upon termination of one of our consultants, directors or employees;
•	approve a liquidation event;
•	increase the size of the Board above five directors;
•	effect a merger and acquisition transaction; or sale, transfer, exchange or exclusive license of all or substantially all of our property or business in which the holders of Preferred Stock would receive proceeds that are less than their respective original issue price on a per share basis;
•	declare or pay any dividend (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) with respect to the Common Stock;
•	materially change our overall business plan to exclude the use of a bioconversion process (unless a process that is superior from an economic perspective becomes accessible to us);
•	enter into a transaction with one of our affiliates unless approved by a majority of disinterested directors or shareholders; and
•	increase the number of shares of Common Stock authorized for issuance under any new or existing equity incentive plan in excess of twenty percent of our then-outstanding share capital on a fully diluted basis.

Under the Voting Rights Agreement, Rajiv Shah can designate one board member and the founders can designate two board members. The parties to the voting agreement agree to vote for the designated members.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, holders of Preferred Stock are entitled to liquidation preference superior to holders of Common Stock. Holders of Preferred Stock will receive an amount for each share equal to the greater of (A) the sum of (i) the original price paid ($0.29453 per share for Series A Preferred Stock and $0.6656 per share for Series A-1 Preferred Stock, both adjusted for any stock split, stock dividend, recapitalization, or other recapitalization event) plus (ii) the product of (x) the original issue price (as adjusted for recapitalization events) multiplied by (y) 0.00625 multiplied by (z) the number of thirty day periods that have elapsed since the original issue date for such series of Preferred Stock plus (iii) all declared or accrued but unpaid dividends and (B) the amount which would have been received if all shares of Preferred Stock had been converted to Common Stock immediately prior to the liquidation event. If, upon such liquidation, dissolution or winding up, the assets and funds that are distributable to the holders of all Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such assets and funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive.

Conversion Rights

Preferred Stock is convertible into Common Stock voluntarily and automatically. Each share of Preferred Stock is convertible at the option of the holder of the share at any time prior to the closing of a liquidation event. Each share of Preferred Stock is currently convertible into one share of Common Stock, but such conversion rate may be adjusted pursuant to the anti-dilution rights of the Preferred Stock set forth in Section 4.4.5 of the Amended and Restated Articles of Incorporation.

Additionally, each share of the Series A Preferred Stock will automatically convert into Common Stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act of 1933 using an S-1 registration statement where the per share offering price is at least three times the original issue price for Series A Preferred Stock (as adjusted for recapitalization events) and our aggregate proceeds are greater than or equal to $25,000,000 or by a vote on by the majority of Series A preferred stock holders. Series A Preferred Stock converts into the same number of shares of Common Stock regardless of whether converted automatically or voluntarily.

Each share of the Series A-1 Preferred Stock will automatically convert into Common Stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act of 1933 using an S-1 registration statement where the per share offering price is at least three times the original issue price for Series A-1 Preferred Stock (as adjusted for recapitalization events) and our aggregate proceeds are greater than or equal to $25,000,000 or by a vote on by the majority of Series A-1 preferred stock holders. Series A -1 Preferred Stock converts into the same number of shares of Common Stock regardless of whether converted automatically or voluntarily.

Anti-Dilution Rights

Subject to certain exceptions, if we issue additional shares of Common Stock for less than the original issue price of a series of Preferred Stock (as adjusted for recapitalization events), the conversion rate of such series of Preferred Stock shall be automatically adjusted to increase the number of shares of Common Stock issuable upon conversion of such series of Preferred Stock. The formula for the conversion ratio is set forth in Section 4.4.5 of the Amended and Restated Articles of Incorporation and is commonly referred to as a broad-based, weighted average formula. Holders of Common Stock do not enjoy anti-dilution rights.

Rights of First Refusal and Co-Sale

Holders of at least 1,000,000 shares of Preferred Stock (as adjusted for recapitalization events) at the time of the event are entitled to a right of first refusal if we propose to issue new shares of capital stock (subject to certain exceptions) and a right of co-sale if James Stephens or the other founder propose to sell any of their respective holdings. Holders of Common Stock and holders of fewer than 1,000,000 shares of Preferred Stock do not enjoy such rights.

Registration Rights

Blue Marble and the holders of Preferred Stock are parties to an amended and restated investors’ rights agreement, dated July 7, 2014, or the Rights Agreement. Under the Rights Agreement, the holders of Preferred Stock have the right to require us to register the offer and sale of their shares, commonly referred to as registration rights. The holders of at least a majority of the Preferred Stock have the right to demand that we use our best efforts to file a registration statement for the registration of the offer and sale of shares of Common Stock, subject to specified conditions and limitations. In addition, if we propose to register the offer and sale of any securities under the Securities Act of 1933 either for our own account or for the account of other shareholders, holders of Preferred Stock will have the right, subject to certain exceptions, to include their shares of Common Stock in the registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. We are obligated to pay all expenses relating to any such demand registrations and piggyback registrations, other than underwriting discounts and selling commissions. The registration rights terminate upon the earliest of (1) the date that is five years after the closing of our first firm commitment public offering, (2) the consummation of a liquidation event, and (3) as to a given holder of registration rights, when such holder may sell all of his or her shares under Rule 144 of the Securities Act of 1933 during any ninety day period.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

The Offering

Blue Marble Energy Corporation is offering a maximum of 14,400,000 shares of Common Stock on a “best efforts” basis.

The cash price per share of Common Stock is $1.25.

The minimum investment is $300.

We intend to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by Blue Marble in our sole discretion. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

The company is offering its securities in all states other than Texas, Florida, Arizona and North Dakota. In the event we make arrangements with a broker-dealer to sell into these states, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum amount of shares must be sold before a closing can occur; however, investors may only purchase shares in minimum increments of $300 and minimum additional increments of $200. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to Blue Marble.

The Online Platform

We will pay FundAthena, Inc., doing business as Manhattan Street Capital (“Manhattan Street Capital”) for its services in hosting the offering of the shares on its online platform. This compensation consists of: (i) $50 per investor in cash paid when such investor deposits funds into escrow; (ii) a warrant to purchase that number of shares of Common Stock determined by multiplying $50 by the total number of investors in this offering and dividing by the price at which our common stock is being sold in this offering, The warrants will have an exercise price equal to the price at which our common stock is being sold in this offering price paid by the investors in this offering. Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying a broad selection of issuers listed on the platform. If we sell the maximum amount of shares, we estimate the fee due to Manhattan Street Capital as $440,000 in the “Use of Proceeds to Issuer” above.

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, we will accept tenders of funds to purchase the shares. We may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by our escrow agent, Prime Trust, LLC ("Escrow Agent"), a registered Nevada trust company, and will be transferred to us upon closing. A closing will occur each time we accept funds (after the first closing, directly from the investors). Upon closing, funds tendered by investors will be made available to us for our use. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

We have engaged Prime Trust, LLC, a registered Nevada trust company, to serve as escrow agent for the offering. We have agreed to pay Prime Trust, LLC, the following fees for its services: (i) $500 for the segregated account set up fee, (ii) $25 per month account fees for so long as the offering is being conducted, but in no event longer than two years, (iii) an accounting fee of $5 per transaction (up to a maximum amount of $25,000), (iv) $5 per AML exception review (optional), and (v) any applicable fees for fund transfers (ACH $.50, check $10, wire $15).

All subscription checks should be sent to Prime Trust LLC at the following address: 10890 S. Eastern Ave. Suite 114 Henderson, NV 89052.  In such case, subscription checks should be made payable to “Prime Trust, LLC as Escrow Agent for Investors in Blue Marble Energy Corporation Securities Offering.”  If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest.  Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber. Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

We have also engaged FundAmerica, LLC to provide administrative technology service. We have agreed to pay FundAmerica LLC the following technology fees: (i) $500 a month technology licensing fee, (ii) $2 per domestic investor for anti-money laundering data retrieval (up to $60 for international investors), (iii) $2.50 per investor for usage of the API and (iv) $5 for each subscription agreement executed via electronic signature (for transactions over $500).

We also intend to engage FundAmerica Stock Transfer, LLC, a registered transfer agent with the Securities and Exchange Commission, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. If we sell the maximum amount of shares, we estimate the aggregate fee due to Prime Trust, LLC, FundAmerica and FundAmerica Stock Transfer, LLC for the above services to be $77,000 in the “Use of Proceeds to Issuer” above.

FINANCIAL STATEMENTS

Audited Consolidated Financial Statements as of and for the years ended December 31, 2015 and 2014

Unaudited Consolidated Financial Statements as of June 30, 2016 and for the six months ended June 30, 2016 and 2015

Consolidated Financial Statements (Restated)

for

Blue Marble Energy Corporation

dba Blue Marble Biomaterials

December 31, 2015 and 2014

F-1

F-2

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

Blue Marble Energy Corporation dba Blue Marble Biomaterials

Report on Financial Statements

We have audited the accompanying consolidated financial statements of Blue Marble Energy Corporation dba Blue Marble Biomaterials, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

F-3

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blue Marble Energy Corporation dba Blue Marble Biomaterials as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 2, the consolidated financial statements have been restated to correct the classification of the Company’s convertible preferred stock. Our opinion is not modified with respect to this matter.

/s/ Moss Adams LLP

Seattle, Washington

November 7, 2016 except for the restatement

as described in Note 2 which is as of January 5, 2017

F-4

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
CONSOLIDATED BALANCE SHEETS (Restated)

	December 31,
	2015	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,580,498	$478,155
Accounts receivable	35,294	15,509
Prepaid expenses and other current assets	104,751	90,167
Total current assets	3,720,543	583,831

NON-CURRENT ASSETS
Property and equipment, net	1,649,042	1,699,149
Other assets, less current portion	1,300	1,300

	$5,370,885	$2,284,280

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$148,487	$230,248
Accrued and other current liabilities	191,438	276,438
Note payable from vendor	-	106,212
Current portion of long-term note payable	5,400	5,191
Capital lease obligations, current	3,978	3,708
Total current liabilities	349,303	621,797

NON-CURRENT LIABILITIES
Capital lease obligations, less current portion	7,681	11,659
Long-term note payable, less current portion	11,475	16,876
Convertible preferred stock warrant liability	177,439	1,058,399
Total long-term liabilities	196,595	1,086,934

COMMITMENTS AND CONTINGENCIES (Note 13)

CONVERTIBLE PREFERRED STOCK
Series A-1 convertible preferred stock, $0.0001 par value; 18,203,709 shares authorized; 16,143,374 and 9,300,304 shares issued and outstanding at December 31, 2015 and 2014, respectively; liquidation preference of $14,776,654 and $8,042,208 at December 31, 2015 and 2014, respectively	10,218,428	5,342,525
Series A convertible preferred stock, $0.0001 par value; 7,016,638 shares authorized; 6,053,972 shares issued and outstanding at December 31, 2015 and 2014, respectively; liquidation preference of $2,693,931 and $2,558,343 at December 31, 2015 and 2014, respectively	1,362,848	1,362,848

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value; 52,000,000 shares authorized; 7,170,353 and 7,135,353 shares issued and outstanding at December 31, 2015 and 2014, respectively	413,498	407,998
Additional paid-in capital	362,449	307,599
Accumulated deficit	(7,532,236)	(6,845,421)
Total stockholders’ deficit	(6,756,289)	(6,129,824)

	$5,370,885	$2,284,280

See accompanying notes.

F-5

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015	2014
REVENUE
Product sales	$30,038	$59,879
Research services	513,736	1,207,857
Total revenue	543,774	1,267,736

OPERATING EXPENSES
Research and development	1,007,631	823,030
Selling, general and administrative	1,272,588	1,047,765
Gain from insurance claim, net	(416,826)	(472,551)
Total operating expenses	1,863,393	1,398,244

LOSS FROM OPERATIONS	(1,319,619)	(130,508)

OTHER INCOME (EXPENSE)
Gain on extinguishment of debt	74,708	-
Change in fair value of convertible preferred stock warrant liability	559,804	142,693
Interest expense	(1,708)	(18,733)
Interest expense - accretion of debt discount	-	(473,360)
Total other expenses	632,804	(349,400)

NET LOSS	$(686,815)	$(479,908)

Weighted average common shares outstanding:
Basic and diluted	7,161,052	7,992,586

Net loss per share:
Basic and diluted	$(0.10)	$(0.06)

See accompanying notes.

F-6

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Restated)

	Series A-1		Series A				Additional		Total
	Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

BALANCE, December 31, 2013	1,970,978	$1,095,866	6,053,972	$1,362,848	8,175,353	$467,400	$262,107	$(6,365,513)	$(5,636,006)

Redemption of common stock					(1,050,000)	(60,002)			(60,002)

Issuance of common stock from exercise of stock options					10,000	600			600

Issuance of Series A-1 convertible preferred stock units, net of offering costs of $110,703 and amount allocated to warrants of $587,930	5,331,465	2,910,950

Issuance of Series A-1 convertible preferred stock from exercise of warrants	37,560	27,011

Issuance of Series A-1 convertible preferred stock and warrants from conversion of promissory note from shareholder	1,960,301	1,308,698

Stock-based compensation							45,492		45,492

Net loss								(479,908)	(479,908)

BALANCE, December 31, 2014	9,300,304	5,342,525	6,053,972	1,362,848	7,135,353	407,998	307,599	(6,845,421)	(6,129,824)

Issuance of common stock from exercise of stock options					35,000	5,500			5,500

Issuance of Series A-1 convertible preferred stock from exercise of warrants	6,843,070	4,875,903

Stock-based compensation							54,850		54,850

Net loss								(686,815)	(686,815)

BALANCE, December 31, 2015	16,143,374	$10,218,428	6,053,972	$1,362,848	7,170,353	$413,498	$362,449	$(7,532,236)	$(6,756,289)

See accompanying notes.

F-7

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss	$(686,815)	$(479,908)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	137,846	128,051
Stock-based compensation	54,850	45,492
Non-cash interest expense		473,360
Change in fair value of convertible preferred stock warrant liability	(559,804)	(142,693)
Loss on disposal of property and equipment	22,612	82,046
Gain on extinguishment of debt	(74,708)	-
Change in operating assets and liabilities
Accounts receivable	(19,785)	(13,447)
Prepaid expenses and other assets	(14,584)	(17,636)
Accounts payable	(81,761)	94,232
Accrued expenses and other current liabilities	(71,504)	117,213
Cash flows used in operating activities	(1,293,653)	286,710

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property and equipment	(110,351)	(275,924)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on capital lease obligations	(3,708)	(3,456)
Principal payments on long-term debt	(5,192)	(4,986)
Payment of note payable with vendor	(45,000)	-
Proceeds from issuance of common stock from exercise of stock options	5,500	600
Redemption of common stock	-	(60,002)
Proceeds from sale of Series A-1 preferred stock	-	204,255
Proceeds from exercise of warrants for Series A-1 preferred stock	4,554,747	25,000
Proceeds from sale of warrant in connection with conversion of note payable	-	3,921
Cash flows from financing activities	4,506,347	165,332

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,102,343	176,118

CASH AND CASH EQUIVALENTS
Beginning of year	478,155	302,037

End of year	$3,580,498	$478,155

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$1,708	$15,213
Cash paid for income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of Series A-1 convertible preferred stock from stock subscriptions fulfilled in prior periods	$-	$3,294,625
Conversion of related party promissory note and accrued interest to Series A-1 convertible preferred stock	$-	$1,304,777
Fair value of warrants issued with sale of Series A-1 convertible preferred stock	$-	$133,464
Reclass of remaining warrant liability upon exercise of warrants for Series A-1 convertible preferred stock	$321,156	$2,011

See accompanying notes.

F-8

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Description of Operations and Summary of Significant Accounting Policies

Operations – Blue Marble Energy Corporation, dba Blue Marble Biomaterials, (the Company) is a developer and manufacturer of natural and sustainable specialty ingredients from biomass for the global flavor, fragrance and cosmetic industries. The Company has developed patented technologies to utilize nature-based bacteria and novel extraction techniques to produce U.S. and E.U. natural, drop in replacement chemicals traditionally manufactured from petroleum. The Company was founded in 2007 and is incorporated in the state of Washington. Headquarters are in Seattle, Washington and operations are in Missoula, Montana.

Liquidity and Uncertainty –The Company’s activities since inception have consisted primarily of research and development. The Company continues to be subject to the risks and challenges associated with other companies at a similar stage of development, including dependence on key personnel, successful development and marketing of its products and services, successful collaborations with partners, and the ability to secure adequate financing to support future growth. As shown in the accompanying financial statements, the Company has incurred aggregate losses from operations and has a retained deficit of $7,532,236 at December 31, 2015.

Subsequent to December 31, 2015, the Company has received proceeds of $384,827 from exercise of outstanding warrants. With these proceeds and the cash on hand, the Company believes that it has the cash to fund operations for twelve months after the balance sheet date. The Company will require additional capital to sustain current operations through 2017 and beyond. There can be no assurance that such funds will be available on reasonable terms, or at all, or that revisions to the current business plan will be sufficient to ensure long-term viability. If adequate funds are not available to satisfy future capital requirements, the Company may be required to limit its operations substantially.

Principles of Consolidation – The consolidated financial statements include the accounts of Blue Marble Energy Corporation dba Blue Marble Biomaterials, and its fully owned subsidiary, Blue Marble Biomaterials Expressway LLC. Blue Marble Biomaterials Expressway LLC owns the facility and land utilized by the Company, and has no operations separate from the Company. Intercompany transactions and balances have been eliminated from the consolidated financial statements.

Use of Estimates – The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the consolidated financial statements and during the reporting period. Significant estimates include revenue recognition, collectability of accounts receivable, useful lives of property and equipment, valuation of deferred tax assets, valuation of convertible preferred stock warrant liabilities, and the valuation of stock-based awards and instruments. The amounts ultimately realized from the assets or ultimately recognized as liabilities will depend on, among other factors, general business conditions, and could differ materially in the near-term from the carrying amounts reflected in these consolidated financial statements.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk and Revenue – Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company maintains its cash accounts with financial institutions where, at times, deposits exceed federal insurance limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

F-9

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also has credit risk regarding trade accounts receivable. The Company performs initial and ongoing evaluations of its customers’ financial position, and extends credit on account without collateral. The Company determines the need for an allowance for doubtful accounts based upon its historical experience and the expected collectability of accounts receivable. There was no allowance for doubtful accounts as of December 31, 2015 or 2014.

At December 31, 2015, the balance of outstanding accounts receivable was from four customers, one of which represented 50% of the outstanding balance. At December 31, 2014, the balance of outstanding accounts receivable were from two customers, one of which represented 58% of the outstanding balance. One customer represented 92% and 95% of consolidated revenue for the years ended December 31, 2015 and 2014, respectively (see Note 3).

Property and Equipment – Property and equipment are recorded at cost and depreciated over their estimated economic useful lives using the straight-line method and the following estimated useful lives:

Office Equipment	5 years
Furniture & Fixtures	5 years
Vehicles	5 years
Machinery & Equipment	5 years
Building Improvements	15 years
Buildings	30 years

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in the statement of operations. Repair and maintenance costs are expensed as incurred.

Long-Lived Asset Impairment – The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No asset impairment was recognized during the periods ended December 31, 2015 and 2014.

Income Taxes – The Company follows the asset and liability method of accounting for income taxes. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded.

The Company recognizes the tax benefit from uncertain tax positions only if it more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense if incurred (see Note 12).

Gain/(Loss) from Debt Extinguishment – The Company accounts for the extinguishment of debt by recording the difference between the reacquisition price and the net carrying amount of the debt being extinguished as gain or loss when the debt is extinguished. The gain or loss from debt extinguishment is recorded in the consolidated statements of operations under "other income (expense)" as "gain on extinguishment of debt".

F-10

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Convertible Preferred Stock Warrants – Outstanding convertible preferred stock warrants are classified as liabilities on the consolidated balance sheets as the warrants are exercisable into contingently redeemable preferred shares. The preferred shares are contingently redeemable due to voting provisions surrounding a liquidation event. The estimated fair value of the warrants is adjusted for changes in fair value at each reporting period and at the exercise date, and the corresponding non-cash gain or loss is recorded in other income (expense).

Revenue Recognition – The Company recognizes revenue from the delivery of research and development services and from sale of chemical ingredients. Revenue is recognized when all of the following conditions are satisfied: (i) there is persuasive evidence that an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the fee is fixed or determinable; and (iv) collectability is reasonably assured. If sales arrangements contain multiple elements, the Company evaluates whether the components of each arrangement represent separate units of accounting.

Research Services

Revenue from collaborative research services is recognized as the services are performed consistent with the performance requirements of the contract. In cases where upfront fees are collected for research services not yet performed the Company records the payments as deferred revenue and recognizes revenue as the services are performed.

Product Sales

Products sold by the Company to-date have been manufactured on a pilot scale. Revenue from sales of these products has been recognized upon shipment of the product and when passage of title and risk of loss has been transferred to the customer. Cost of product sold has been included in research and development, as the products sold have been manufactured at pilot scale as part of product development.

Research and Development Expenses – Research and development costs are expensed as incurred and include costs associated with research performed pursuant to collaborative agreements and grants, including internal research. Research and development costs consist of direct and indirect internal costs related to specific projects. Certain facilities and other costs have been allocated to research and development based on headcount.

Grant Recognition - The Company receives grants from governmental and regulatory agencies which are used to reimburse salary expense. The Company recognizes grants received from these agencies as a reduction of costs. During 2015 and 2014, the Company received $38,651 and $3,069, respectively, in grant proceeds which were offset against the related expense.

Sales and Marketing Expenses – Sales and marketing expenses include costs associated with advertising, promotions, tradeshows, seminars, and other marketing-related programs.

Gain from Insurance Claim – In December 2013, a water pipe in the Company’s facility burst and flooded part of the building and surrounding area. Significant damage was caused to the facility and certain equipment. The Company submitted a claim for damages and lost business to its commercial property insurance carrier, and received payments from the insurance company of $439,263 and $760,729 in 2015 and 2014, respectively, in full settlement of all claims with the insurance company. The Company has recorded the insurance proceeds net of cleanup and repair costs as operating expense. The net gain from insurance proceeds related to the flood loss was $416,826 and $472,551 in 2015 and 2014, respectively.

F-11

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation – The Company recognizes compensation expense on stock options granted to employees and to nonemployees based on the grant date fair value of the stock options estimated using the Black-Scholes option pricing model. Stock-based compensation expense recognized in the statement of operations is based on stock options ultimately expected to vest. The Company applies the straight-line method of allocating compensation cost over the requisite service period of the related awards. The Black-Scholes option pricing model uses various inputs to measure fair value, the more significant of which are expected term, estimated volatility, and fair value of the underlying stock. The Company calculates the expected term based on management’s estimate of future employee behavior. The Company estimates expected volatility based on the volatility of similar entities whose share prices are publicly available.

Subsequent Events   – Subsequent events are events or transactions that occur after the balance sheet date but before the consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before consolidated financial statements are available to be issued. The Company has evaluated subsequent events through November 7, 2016, which is the date the consolidated financial statements were issued (see Note 14). The Company evaluated subsequent events regarding the corrections to previous reported consolidated financial statements described in Note 2, through January 5, 2017.

Net Loss Attributable to Stockholders and Net Loss Per Common Share – Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Basic and diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive, and consist of the following:

	December 31, 2015	December 31, 2014

Series A-1 convertible preferred stock (convertible to common stock)	16,143,374	9,300,304
Warrants to purchase Series A-1 convertible preferred stock	599,458	7,442,528

Series A convertible preferred stock (convertible to common stock)	6,053,972	6,053,972
Warrants to purchase Series A convertible preferred stock	961,966	961,966

Stock options to purchase common stock granted and outstanding	2,953,683	2,408,683

Total potentially dilutive shares	26,712,453	26,167,453

As all potentially dilutive securities are anti-dilutive for the years ended December 31, 2015 and 2014, diluted net loss per share is the same as basic net loss per share.

Recently Issued Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. This ASU will be effective for the Company beginning with the year ended December 31, 2017 and for interim periods in the year ended December 31, 2017. The Company has not yet determined the effect that ASU 2014-15 will have on its financial statement disclosures.

F-12

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In November 2015, the FASB issued ASU 2015-17, "Income Taxes - Balance Sheet Classification of Deferred Taxes." ASU 2015-17 requires companies to present deferred tax assets and deferred tax liabilities as noncurrent in the statement of financial position. ASU 2015-17 is effective for the Company for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted at the beginning of an interim or annual reporting period. The Company has not yet determined the effect that ASU 2015-17 will have on its statement of financial position or financial statement disclosures.

In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments”, seeking to eliminate diversity in practice related to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in ASU 2016-15 address eight specific cash flow issues and apply to all entities that are required to present a statement of cash flows under FASB Accounting Standards Codification (FASB ASC) 230, “Statement of Cash Flows”. The amendments in ASU 2016-15 are effective for the Company for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company has not yet determined the effect that ASU 2016-15 will have on its results of operations, statement of financial position or financial statement disclosures.

In March 2016, the FASB issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. ASU 2016-09 simplifies several aspects of the accounting for share-based payment award transactions, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. ASU 2016-09 is effective for the Company for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Early adoption is permitted. The Company has not yet determined the effect that ASU 2016-09 will have on its results of operations, statement of financial position or financial statement disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2018 and interim periods therein. The Company has not yet determined the effect that ASU 2016-02 will have on its results of operations, statement of financial position or financial statement disclosures.

In June 2014, FASB issued ASU No. 2014-12, “Compensation - Stock Compensation (Topic 718); Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The amendments in ASU 2014-12 apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. For all entities, the amendments in ASU 2014-12 are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted.

Entities may apply the amendments in ASU 2014-12 (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying ASU 2014-12 as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. The Company is currently reviewing the provisions of ASU 2014-12 to determine if there will be any impact on its results of operations, cash flows or financial condition.

F-13

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” which provides comprehensive guidance for revenue recognition, and in May 2016 the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients” which is intended to clarify certain provisions in ASU 2014-09. ASU 2014-09 and ASU 2016-12 affect any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets. The core principle of the guidance provides that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 and ASU 2016-12 are effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2017, using either a full retrospective or modified retrospective method of adoption. The Company is currently evaluating the transition method it will adopt and the impact of the adoption of ASU 2014-09 and ASU 2016-12 on its consolidated financial statements.

Note 2 – Corrections to Previously Reported Financial Statements

Subsequent to the issuance of the Company’s financial statements for the fiscal years December 31, 2015, and 2014 errors were identified. These errors were identified as part of the Securities and Exchange Commission’s review of the Company’s Form 1-A Offering Circular. The errors identified relate to the classification of the Convertible Preferred Stock within Stockholders’ Equity, resulting in the overstatement of Stockholders’ Equity amounting to $11,581,276 and $6,705,373 at December 31, 2015 and 2014, respectively. The conditional redemption features of the Convertible Preferred stock require they be presented in temporary equity. As a result, the Consolidated Balance Sheets and Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit have been corrected for the reclassification of the Convertible Preferred Stock into temporary equity. There was no impact to the Consolidated Statements of Operations or Cash Flows for the years ended December 31, 2015 or 2014. The Company has also expanded the disclosures in Note 9 clarifying the classification of the Convertible Preferred Stock within temporary equity.

Note 3 – Collaboration and Development Project Agreements

On June 13, 2014, the Company entered into a master collaboration agreement (Master Collaboration Agreement) with a multinational food and beverage manufacturer (the Partner). Under this agreement, the Company will work with the Partner on various activities pursuant to individual project agreements (Development Project Agreements). Projects include product development, ingredient development, product manufacturing/line testing and/or technology research and development by the Company, specifically related to conversion of the by-products of the Partner’s manufacturing processes into ingredients, flavorings, colors and fragrances for use in the Partner’s production processes or for sale to outside markets. Project Agreements are individual contracts for specific development, and have specified project definitions terms, and timeframes.

In May 2014 the Company entered into a Development Project Agreement with the Partner to utilize the Company’s technology to convert certain by-products arising from the Partner’s manufacturing process into ingredients, flavorings, colors and/or fragrances for further application and viable use in food products. Phase 1 of this project was an analysis of the efficiency of the Company’s technology and processes for environmental, nutritional and initial product evaluations. Payments were divided into milestones, with 60% due at the inception of the agreement, 30% upon review of yield data, and the final 10% upon completion of the project evaluation. The project was completed in 2014, and the Company recognized revenue of $600,000 in 2014 under this project.

In September 2014, as continuation of the Development Project Agreement, the Company and the Partner entered into an additional project agreement identified as Phase II, broken out into two parts, II(A) and II(B). Phase II(A) included additional efficiency analysis and modeling of target products for scale development. Payments were divided into milestones, with 50% due at the inception of the agreement, 40% due within one month of inception, and the remainder at the completion of the project. The Company completed this Phase of the project agreement in 2014 and recognized revenue of $600,000 in 2014. Phase II(B) of the project was initiated immediately upon completion of Phase II(A), and continued the evaluation and development process. Revenue of $245,000 from Phase II(B) was recognized in 2015, with 50% paid upon the inception of the project phase and the remainder paid when completed.

In March 2015 the Company and the Partner entered into another project agreement to advance proof of concept work on specific organisms targeting a selected product category for optimization of commercial opportunities. The project was divided into two phases. Phase I was completed in 2015 and the Company recognized $183,516 of revenue from this agreement. Phase II of the project has not yet commenced.

F-14

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2015 the Company and the Partner also entered into two additional project development agreements for evaluation of the Company’s technology for different product applications. Both of these projects were completed in 2015, and the Company recognized a total of $73,680 from these additional projects.

Note 4 – Property and Equipment

A summary of property and equipment is as follows as of December 31:

	2015	2014

Land	$374,296	$374,296
Buildings	915,325	915,325
Building Improvements	256,446	229,107
Machinery and Equipment	426,693	387,591
Office Equipment	40,673	36,459
Furniture and Fixtures	11,840	10,274
Vehicles	64,049	64,049
CIP - Construction in Progress	766	270

	2,090,088	2,017,371
Less: Accumulated depreciation and amortization	(441,046)	(318,222)

Property and equipment, net	$1,649,042	$1,699,149

Depreciation expense was $137,846 and $128,051 for the years ended December 31, 2015 and 2014, respectively. The cost of equipment under capital leases was $23,402 at December 31, 2015 and 2014. Accumulated depreciation related to equipment under capital leases was $10,531 and $5,851 at December 31, 2015 and 2014, respectively.

Note 5 – Accrued and Other Current Liabilities

Accrued and other current liabilities are comprised of the following:

	2015	2014

Deferred revenue	$-	$122,500
Accrued payroll and related liabilities	13,417	6,171
Accrued vacation and paid-time-off	169,849	146,938
Other accrued expenses	8,172	829

Accrued and other current liabilities	$191,438	$276,438

Deferred Revenue

On December 31, 2014, the Company had deferred revenue of $122,500 which represented payments received from a customer as an advance for research and development services to be performed under a project agreement. The services were completed in 2015 and all revenue was recognized in that period (Note 3)

Accrued Vacation

The Company accrues vacation pay that is earned but not yet used. The majority of the vacation accrual amount relates to time off earned by the chief executives of the Company but not used. Of the vacation accrual amount, $156,635 and $138,865 at December 31, 2015 and 2014, respectively, related to the executive vacation accrual. Subsequent to December 31, 2015, the Company agreed to pay the amount of the accrued vacation liability as of December 31, 2015 to the executives in monthly installments over a twelve month period.

F-15

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Notes Payable

In December 2013, the Company entered into a term note with a financial institution totaling $27,052. The proceeds from this note were utilized to purchase a vehicle, which is pledged as collateral for the note. The term note bears interest at a rate of 3.99% per annum. The note terms required 60 monthly principal and interest installments of $498. The principal balance outstanding on this note was $16,875 and $22,067 at December 31, 2015 and 2014, respectively.

In January 2013, the Company converted an outstanding account payable with a vendor to a term note payable in an amount of $127,454. The term note carried no interest, and required six monthly payments of $21,242, beginning in February 2013. The company made one payment under this note in 2013. Due to a dispute with the vendor, no additional payments were made in 2013 or 2014. The balance outstanding on the note was $106,212 at December 31, 2014. In February, 2015 the Company executed a mutual release agreement whereby the Company paid the vendor the sum of $45,000 in full settlement of the note and any other accounts payable with this vendor. To record this release, the Company has recognized a gain from extinguishment of debt of $74,708 in other income in 2015. No amounts were owed to this vendor as of December 31, 2015.

Future principal payments on the notes payable for the years ending December 31 are as follows:

Years Ending December 31,

2016	$5,400
2017	5,622
2018	5,853

$16,875

Note 7 – Capital Leases

In October 2013, the Company entered into a capital lease agreement with an equipment leasing company for the purchase of equipment in the amount of $23,402. The interest rate inherent in the capital lease was 7.10% per annum. The lease terms required 60 monthly principal and interest installments of $390. The principal balance outstanding on this lease was $11,659 and $15,367 at December 31, 2015 and 2014, respectively.

The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments. The assets are depreciated over the estimated life of the asset. Depreciation of assets under capital leases is included in depreciation expense for 2015 and 2014.

Note 8 – Operating Leases

The Company has various lease agreements for office equipment and research equipment. The leases vary in terms expiring through January 2019 with monthly lease payments ranging from $70 to $492. Future minimum lease payments for years subsequent to December 31, 2015 are as follows:

F-16

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operating Leases

2016	$1,019
2017	1,019
2018	1,019
2019	1,019

Total minimum lease payments	$4,076

Note 9 – Convertible Preferred Stock and Stockholders’ Deficit (As Corrected)

Convertible Preferred Stock – As of December 31, 2015 and 2014, the Company was authorized to issue 25,220,347 shares of convertible preferred stock, of which 7,016,638 shares are designated as Series A, and 18,203,709 shares are designated as Series A-1.

Series A

In 2009 the Company issued to a Director of the Company a total of 3,420,324 shares of convertible preferred stock at a purchase price of $0.29237 per share for gross proceeds of $1,020,000, less issuance costs of $88,523. In conjunction with this Series A convertible preferred stock issuance, the Company issued warrants to purchase 3,527,208 shares of Series A convertible preferred stock for a purchase price of $0.29237 per share. During 2012, the company issued 2,565,240 shares of Series A convertible preferred stock upon exercise of these warrants. As of December 31, 2015 and 2014, a warrant for 961,966 Series A convertible preferred shares remains outstanding, and expires in 2019.

F-17

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series A-1

In 2014, pursuant to cash receipts from stock subscriptions received in prior periods the Company issued a total of 4,949,857 Series A-1 convertible preferred stock. A total amount of $3,294,625 was received for these stock subscriptions prior to 2014, and this amount was recorded as a liability until the shares were issued. Shares were issued at a price of $0.6656 per share for gross proceeds of $3,294,625, less issuance costs of $60,960. Certain of the shares were issued with accompanying warrants to purchase a total of 2,915,708 additional Series A-1 convertible preferred shares at an exercise price of $0.6656 per share.

In 2014, the Company issued a total of 381,608 Series A-1 convertible preferred shares at a price of $0.6656 per share for cash gross proceeds of $253,998, less issuance costs of $49,705. Certain of the shares were issued with accompanying warrants to purchase a total of 643,778 additional Series A-1 convertible preferred shares at an exercise price of $0.6656 per share.

In 2013, the Company borrowed $1,300,000 from a shareholder and director under a convertible promissory note. In 2014, the company issued 1,960,301 Series A-1 convertible preferred shares in exchange for cancellation of the outstanding convertible promissory note and accrued but unpaid interest of $4,777. The shares were issued at a price of $0.6656 per share. In accordance with terms of the promissory note, upon conversion of the note in 2014, the Company granted a warrant to purchase 3,920,602 Series A-1 convertible preferred shares at an exercise price of $0.6656 per share. The fair value of the warrants issued was estimated at $473,360, which was determined using the Black-Scholes pricing model. This amount was recorded as a discount and charged to interest expense upon note conversion. These warrants were exercised in 2015.

During the years ended December 31, 2015 and 2014, respectively, the Company issued 6,843,070 and 37,560 shares of Series A-1 convertible preferred stock from the exercise of warrants issued with Series A-1 convertible preferred stock in 2014. Total gross consideration received for the issuance from warrant exercise during the periods ended December 31, 2015 and 2014, respectively, was $4,554,748 and $25,000. Convertible preferred stock warrant liabilities of $321,156 and $2,011 were relieved upon exercise of preferred stock warrants in 2015 and 2014, respectively.

The following is a summary of terms for the convertible preferred stock. Except as noted below, all shares of the convertible preferred stock, regardless of series, are identical and entitle the stockholders to the same rights and privileges.

Conversion – Each share of convertible preferred stock is convertible at the option of the holder into such number of common shares as is determined by dividing the original issue price by the conversion price. The conversion price is initially the original issue price and subject to adjustment for subsequent dilutive issuances. The original issue price is $.29453 per share for Series A convertible preferred stock and $0.6656 per share for Series A-1 convertible preferred stock. No adjustments to the conversion price have been made for either Series A or Series A-1 convertible preferred stock.

F-18

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Each series of convertible preferred stock automatically converts into common stock at the then effective conversion rate upon the affirmative vote of a majority of the outstanding shares of that series of convertible preferred stock (voting together as a single voting group) or the consummation of the Company’s sale of its common stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, with a per share offering price of at least three times the original issue price of that series of convertible preferred stock and aggregate proceeds to the Company of not less than $25,000,000.

Liquidation Preference – A liquidation event is defined as a liquidation, dissolution, or winding-up of the affairs of the Company, including a sale, transfer, exchange or exclusive license of all or substantially all of the Company’s property or business, or a merger, consolidation, share exchange or reorganization of the Company with or into another entity. Upon the occurrence of a liquidation event, holders of convertible preferred stock are entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of Common Stock, an amount per share equal to the sum of (A) the original issue price for such convertible preferred stock (as adjusted for any recapitalization event) plus (B) the product of (x) the original issue price for such convertible preferred stock (as adjusted for any Recapitalization Event) multiplied by (y) 0.00625 multiplied by (z) the number of thirty (30) day periods that have elapsed since the original issue date for such convertible preferred stock plus (C) all declared or accrued but unpaid dividends on such convertible preferred stock. The original issue price is $.29453 per share for Series A convertible preferred stock and $0.6656 per share for Series A-1 convertible preferred stock. The original issue dates are April 14, 2009 and January 25, 2011 for Series A and Series A-1 convertible preferred stock, respectively.

In the event that the assets and surplus funds available for distribution among the holders of Series A convertible preferred and Series A-l convertible preferred shall be insufficient to permit the payment to such holders of the full liquidation preference, then the entire assets and surplus funds then remaining legally available for distribution shall be distributed pari passu among the holders of Series A convertible preferred and Series A-l convertible preferred stock.

Thereafter, any remaining assets and surplus funds of the Company available for distribution, if any, shall be distributed among the holders of common stock in proportion to the number of shares of common stock held by them.

However, holders of convertible preferred stock are entitled to the greater of (i) the amounts described above or (ii) the amount which would have been received if all shares of convertible preferred stock had been converted to common stock immediately prior to the liquidation event.

Dividends – Holders of convertible preferred stock shall be entitled to receive, when, and as if declared by the Board of Directors, out of funds legally available, prior and in preference to any declaration or payment of any dividend on the common stock, non-cumulative dividends at the rate per share of 8% per annum of the original issue price of such shares of convertible preferred stock, as applicable and adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits, or similar events. For purposes of dividend calculations, the original issue price is $0.29453 per share for Series A convertible preferred shares, and $0.6656 per share for Series A-1 convertible preferred shares.

After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of common stock and convertible preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of convertible preferred stock were converted to common stock at the then effective and applicable conversion rates.

F-19

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Voting – Except as otherwise expressly provided, the holders of convertible preferred stock and the holders of common stock shall vote together and not as separate classes. Convertible preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of convertible preferred stock held by such holder could be converted as of the record date. Each holder of shares of common stock shall be entitled to one vote for each share thereof held. The holders of a majority of the outstanding shares of convertible preferred stock voting together as a single group can approve a liquidation event, thus making the convertible preferred stock contingently redeemable.

The Convertible Preferred Stock is considered to be contingently redeemable due to certain liquidation events that are not solely within the control of the Company and as a result the Convertible Preferred stock is presented as temporary equity. The preferred stock has been recorded at its initial carrying amount as a liquidation event is not considered probable within the Company’s current business plans.

Convertible Preferred Stock Warrants – The Company has outstanding warrants issued in connection with issuance of Series A and Series A-1 convertible preferred stock as follows. Outstanding convertible preferred stock warrants are classified as liabilities on the consolidated balance sheets as the warrants are exercisable into contingently redeemable preferred shares. The estimated fair value of the warrants is adjusted for changes in fair value at each reporting period and at the exercise date, and the corresponding non-cash gain or loss is recorded in other income (expense).

During 2009, in connection with issuance of Series A convertible preferred shares, the Company issued warrants to purchase up to 3,527,208 shares of Series A convertible preferred stock for a price per share of $0.29237. The fair value of the warrants issued was estimated at $406,882, which was determined using the Black-Scholes pricing model. Warrants for 2,565,242 Series A convertible preferred shares were exercised in 2012. The remaining warrant for 961,966 Series A convertible preferred shares remains outstanding as of December 31, 2015 and 2014, and expires in 2019. The remaining contractual term of the warrant at December 31, 2015 is 3.29 years.

In 2014, in conjunction with the issuance of Series A-1 convertible preferred stock for cash and upon conversion of stock subscriptions, the Company issued warrants to purchase 3,559,486 Series A convertible preferred stock at an exercise price of $0.6656 per share. The estimated fair value of the warrants of $587,930 is recorded as a preferred stock warrant liability at the issuance date. Of the warrants, 2,922,468 and 37,560 were exercised in the years ended December 31, 2015 and 2014, respectively. There were 3,521,926 and 599,458 unexercised warrants to purchase Series A-1 convertible preferred stock as of December 31, 2015 and 2014, respectively. The remaining contractual term of the warrants outstanding at December 31, 2015 was less than one year.

In conjunction with conversion of a promissory note in 2014, the Company issued a warrant to purchase 3,920,602 Series A-1 convertible preferred shares at an exercise price of $0.6656 per share. The estimated fair value of the warrants of $473,360 was recorded as a beneficial conversion feature in conjunction with the conversion of the promissory note, and has been treated as interest expense in the Consolidated Statements of Operations. These warrants were exercised in 2015.

F-20

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes warrant activity for the years ended December 31:

	Series A	Series A-1
	Convertible	Convertible
	Preferred Stock	Preferred Stock
	Warrants	Warrants
	Outstanding	Outstanding

Outstanding at December 31, 2013	961,966	-
Warrants issued	-	7,480,088
Warrants exercised	-	(37,560)
Warrants forfeited or cancelled	-	-

Outstanding at December 31, 2014	961,966	7,442,528
Warrants issued	-	-
Warrants exercised	-	(6,843,070)
Warrants forfeited or cancelled	-	-

Outstanding at December 31, 2015	961,966	599,458

Common Stock – The Company is authorized to issue 52,000,000 shares of common stock at a par value of $0.0001 per share as of December 31, 2015 and 2014. As of December 31, 2015 and 2014 there were 7,170,353 and 7,135,353 shares issued and outstanding, respectively. Common stockholders are entitled to one vote for each share on matters to be voted on by the stockholders, do not have cumulative voting rights, have no preemptive rights to purchase common stock, no conversion or redemption rights with respect to the common stock, and are entitled to share ratably in dividends when and if declared by the Board of Directors. In the event of liquidation, common stockholders are entitled to share pro rata all assets remaining after payment in full of all liabilities and preferences. There have been no dividends declared to date.

In October 2014, the Company repurchased outstanding common shares held by two shareholders. A total of 1,050,000 shares were repurchased at a total repurchase price of $60,002.

The following table summarizes common shares that are reserved for future issuances as of December 31, 2015:

Shares reserved for conversion of preferred stock and warrants:
Series A convertible preferred stock	6,053,972
Warrants for Series A convertible preferred stock that when exercised would be convertible into common stock	961,966

Series A-1 convertible preferred stock	16,143,374
Warrants for Series A-1 convertible preferred stock that when exercised would be convertible into common stock	599,458

Shares reserved for issuance upon exercise of stock options:
Stock options granted and outstanding at December 31, 2015	2,953,683
Shares reserved for stock options authorized but not yet granted as of December 31, 2015	570,558

Total common shares reserved for future issuances	27,283,011

Note 10 – Fair Value Measurements

Financial Accounting Standards Board (the FASB) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1	Observable inputs such as quoted prices in active markets.

Level 2	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The following table provides a reconciliation of the Series A and Series A-1 convertible preferred stock warrant liability, which is measured at fair value using significant unobservable inputs (Level 3), for the years ended December 31, 2015 and 2014:

F-21

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Series A	Series A-1
	Convertible	Convertible
	Preferred Stock	Preferred Stock
	Warrant	Warrant
	Liability	Liability	Total

Balance at December 31, 2013	$141,813	$-	$141,813
Additions	-	1,061,290	1,061,290
Warrant exercises	-	(2,011)	(2,011)
Change in fair value	(13,068)	(129,625)	(142,693)

Balance at December 31, 2014	128,745	929,654	1,058,399
Additions	-	-	-
Warrant exercises	-	(321,156)	(321,156)
Change in fair value	(15,824)	(543,980)	(559,804)

Balance at December 31, 2015	$112,921	$64,518	$177,439

The Company estimates the fair value at the respective measurement dates using the Black-Scholes option pricing model. The following assumptions in addition to the Company’s estimated share price were used to estimate the fair value:

	Series A Convertible		Series A-1 Convertible
	Preferred Stock Warrants		Preferred Stock Warrants
	2015	2014	2015	2014

Dividend yield	0%	0%	0%	0%
Risk-free interest rate	1.31%	1.65%	0.01% - 0.49%	0.02% - 0.46%
Expected life in years	3.29	4.29	0.1 - 0.58	0.1 - 1.58
Expected volatility	56%	56%	56%	56%

There were no level 1 or level 2 assets or liabilities or transfers between levels 1, 2, or 3 during the years ended December 31, 2015 or 2014.

F-22

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Stock Option Plan

On March 29, 2007, the Company adopted an incentive stock option plan (the 2007 Plan). As of December 31, 2015 and 2014, the plan provided for a maximum issuance of 3,550,000 incentive and nonstatutory common stock options to employees, directors, officers and consultants of the Company. The term of each option shall be no more than ten years. The options generally vest over a four year period. As of December 31, 2015, there were 527,777 shares available for issuance under the Plan. Subsequent to December 31, 2015, the Company’s shareholders approved an increase of 2,000,000 to the maximum available options per the 2007 plan.

The following table summarizes stock option activity for the Plan for the years ended December 31:

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise	Contractual
	Outstanding	Price	Life (in Years)

Outstanding at December 31, 2013	790,183	$0.12	6.66
Options granted	1,638,500	$0.18
Options exercised	(10,000)	$0.06
Options forfeited or cancelled	(10,000)	$0.06

Outstanding at December 31, 2014	2,408,683	$0.16	8.39
Options granted	637,500	$0.18
Options exercised	(35,000)	$0.16
Options forfeited or cancelled	(57,500)	$0.17

Outstanding at December 31, 2015	2,953,683	$0.17	7.83

The following table summarizes information about stock options outstanding and exercisable for the year ended December 31, 2015:

	Weighted
	Average
	Remaining
	Contractual	Options	Options
Exercise Price	Life (in Years)	Outstanding	Exercisable

$0.04	4.05	300,000	300,000
$0.06	6.31	220,000	217,192
$0.18	8.82	2,268,500	993,388
$0.24	2.85	53,122	53,122
$0.40	3.25	112,061	112,061

	7.83	2,953,683	1,675,763

The weighted-average grant date fair value of options granted during the years ended December 31, 2015 and 2014 was $0.10. As of December 31, 2015 there was a total of $124,357 in unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a period of approximately four years.

F-23

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Compensation cost recorded during the years ended December 31, 2015 and 2014 are as follows:

	Year Ended December 31,
	2015	2014

Research, development and operations	$15,542	$14,801
Selling, general and administrative expenses	39,308	30,691

Total stock-based compensation expense	$54,850	$45,492

In determining the fair value of stock options granted, the following assumptions were used in the Black-Scholes option pricing model during the years ended December 31:

	2015	2014

Dividend yield	0%	0%
Risk-free interest rate	1.69% - 1.95%	1.63% - 2.26%
Expected life in years	6.25	5.00 - 6.25
Expected volatility	56%	56%
Estimated value of underlying stock	$0.18	$0.18

The Company utilized the simplified method for determination of expected life.

Note 12 – Income Taxes

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, and for net operating loss carryforwards.

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2015	2014

Compensation	$96,795	$68,794
Net Operating Loss Carryforwards	2,486,867	2,010,568
Research and development tax credits	132,597	102,563
Other	202	202

Total gross deferred tax assets	$2,716,461	$2,182,127

Depreciation	(9,052)	(17,441)

Total gross deferred tax liabilities	$(9,052)	$(17,441)

Less valuation allowance	(2,707,409)	(2,164,686)

Net deferred tax assets	$-	$-

The company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to net operating losses for the years ended December 31, 2015 and 2014, and cumulative losses through December 31, 2015. Therefore, valuation allowances of $2,707,409 and $2,164,686 were recorded for the years ended December 31, 2015 and 2014, respectively.

F-24

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. The Company’s ability to utilize its tax attributes may be limited in the event that a change in ownership, as defined in Section 382 of the Internal Revenue Code of 1986, as amended, occurs in the future. A summary of the Company’s net operating loss carryforwards and the dates when the carryforwards begin to expire are as follows:

	December 31,		Start of
	2015	2014	Expiration

Federal Net Operating Loss Carryforwards	$6,264,543	$5,152,720	2027
State Net Operating Loss Carryforwards	$4,037,586	$2,925,823	2019
Research and Development Credits	$132,597	$102,563	2027

The Company’s effective federal tax rate for the years ended December 31, 2015 and 2014 differs from the statutory rate of 34% primarily due to stock-based compensation, federal tax credits, and the change in valuation allowance. The Company does not have any uncertain tax positions. The Company has not recorded any interest or penalties in the consolidated financial statements as of December 31, 2015 and 2014.

	2015	2014

Statutory federal income tax rate	34%	34%
Permanent Differences	26%	-25%
Tax Credits	4%	2%
Other	15%	1%
Valuation Allowance	-79%	-12%

	0%	0%

Note 13 – Commitments and Contingencies

Leases –The Company is obligated under non-cancellable operating leases for office equipment through the fiscal year ending December 31, 2019. Additionally, the Company has equipment under capital lease agreements. Future minimum lease payments under non-cancellable lease agreements for the years ending December 31 are as follows:

	Capital Lease	Operating Leases

2016	$4,680	$1,019
2017	4,680	1,019
2018	3,511	1,019
2019	-	1,019

Total minimum lease payments	12,871	$4,076
Less: amount representing interest	1,212

Total capital lease obligation	$11,659

F-25

BLUE MARBLE ENERGY CORPORATION
dba BLUE MARBLE BIOMATERIALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total rent expense for the years ended December 31, 2015 and 2014 was $20,667 and $15,020, respectively.

Litigation – In June 2015, the Company filed a claim against a contractor who had been hired by the Company for restoration work after damage from a flood occurring in December 2013 (Note 1). The claim alleges breach of contract for nonperformance and damages caused during work performed. The claim is outstanding and the Company has no estimate of a potential recovery amount.

Note 14 – Subsequent Events

Common Shares Reserved for Stock Options – Subsequent to December 31, 2015, the Company’s shareholders approved an increase of 2,000,000 to the maximum available options per the 2007 stock incentive plan, increasing the shares reserved for grant under the stock option plan from 3,550,000 to 5,550,000.

F-26

Consolidated Financial Statements (Restated)

for

Blue Marble Energy Corporation

dba Blue Marble Biomaterials

June 30, 2016

and the

Six Months Ended June 30, 2016 and June 30, 2015

(Unaudited)

F-27

Table of Contents

INTERIM FINANCIAL STATEMENTS (unaudited)

Consolidated Balance Sheets as of June 30, 2016 (unaudited) and December 31, 2015 (Restated)	F-29
Consolidated Statements of Operations (unaudited) for the six months ended June 30, 2016 and June 30, 2015	F-30
Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit (Restated) (unaudited) for the six months ended June 30, 2016	F-31
Consolidated Statements of Cash Flows (unaudited) for the six months ended June 30, 2016 and June 30, 2015	F-32
Notes to Consolidated Financial Statements (unaudited)	F-33

F-28

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

CONSOLIDATED BALANCE SHEETS (Restated)

(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,478,825	$3,580,498
Accounts receivable	-	35,294
Prepaid expenses and other current assets	186,369	104,751
Total current assets	2,665,194	3,720,543

NON-CURRENT ASSETS
Property and equipment, net	1,624,100	1,649,042
Other assets, less current portion	1,300	1,300

	$4,290,594	$5,370,885

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$119,388	$148,487
Accrued and other current liabilities	150,749	191,438
Current portion of long-term note payable	5,511	5,400
Capital lease obligations, current	4,123	3,978
Total current liabilities	279,771	349,303

NON-CURRENT LIABILITIES
Capital lease obligations, less current portion	5,582	7,681
Long-term note payable, less current portion	8,692	11,475
Convertible preferred stock warrant liability	113,145	177,439
Total long-term liabilities	127,419	196,595

COMMITMENTS AND CONTINGENCIES (Note 13)

CONVERTIBLE PREFERRED STOCK
Series A-1 convertible preferred stock, $0.0001 par value; 18,203,709 shares authorized; 16,417,074 and 16,143,374 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively; liquidation preference of $15,441,506 and $14,776,654 at June 30, 2016 and December 31, 2015, respectively	10,404,981	10,218,428
Series A convertible preferred stock, $0.0001 par value; 7,016,638 shares authorized; 6,053,972 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively; liquidation preference of $2,764,540 and $2,693,931 at June 30, 2016 and December 31, 2015, respectively	1,362,848	1,362,848

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value; 52,000,000 shares authorized; 7,172,123 and 7,170,353 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	413,817	413,498
Additional paid-in capital	388,981	362,449
Accumulated deficit	(8,687,223)	(7,532,236)
Total stockholders’ deficit	(7,884,425)	(6,756,289)

	$4,290,594	$5,370,885

See accompanying notes.

F-29

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	6 Months Ended June 30,
	2016	2015
REVENUE
Product sales	$38,847	$5,278
Research services	480	454,736
Total revenue	39,327	460,014

OPERATING EXPENSES
Research and development	658,362	419,568
Selling, general and administrative	594,911	703,374
Total operating expenses	1,253,273	1,122,942

LOSS FROM OPERATIONS	(1,213,946)	(662,928)

OTHER INCOME (EXPENSE)
Gain on extinguishment of debt	-	74,708
Change in fair value of convertible preferred stock warrant liability	59,915	479,200
Interest expense	(956)	(935)
Total other expenses	58,959	552,973

NET LOSS	$(1,154,987)	$(109,955)

Weighted average common shares outstanding:
Basic and diluted	7,170,693	7,154,966

Net loss per share:
Basic and diluted	$(0.16)	$(0.02)

See accompanying notes.

F-30

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT (Restated)

(Unaudited)

	Series A-1		Series A				Additional		Total
	Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

BALANCE, December 31, 2015	16,143,374	$10,218,428	6,053,972	$1,362,848	7,170,353	$413,498	$362,449	$(7,532,236)	$(6,756,289)

Issuance of common stock from exercise of stock options					1,770	319			319

Issuance of Series A-1 convertible preferred stock from exercise of warrants	273,700	186,553

Stock-based compensation							26,532		26,532

Net loss								(1,154,987)	(1,154,987)

BALANCE, June 30, 2016	16,417,074	$10,404,981	6,053,972	$1,362,848	7,172,123	$413,817	$388,981	$(8,687,223)	$(7,884,425)

See accompanying notes.

F-31

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	6 Months Ended June 30,
	2016	2015
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss	$(1,154,987)	$(109,955)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	63,583	68,947
Stock-based compensation	26,532	27,425
Change in fair value of convertible preferred stock warrant liability	(59,915)	(479,200)
Loss on disposal of property and equipment	2,583	7,698
Gain on extinguishment of debt	-	(74,708)
Change in operating assets and liabilities
Accounts receivable	35,294	9,005
Prepaid expenses and other assets	(81,618)	(65,550)
Accounts payable	(29,098)	(40,984)
Accrued expenses and other current liabilities	(40,690)	(43,500)
Cash flows used in operating activities	(1,238,316)	(700,822)

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property and equipment	(41,224)	(57,525)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on capital lease obligations	(1,954)	(1,823)
Principal payments on long-term debt	(2,673)	(2,571)
Payment of note payable with vendor	-	(45,000)
Proceeds from issuance of common stock from exercise of stock options	319	5,200
Proceeds from exercise of warrants for Series A-1 preferred stock	182,175	661,688
Cash flows from financing activities	177,867	617,494

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,101,673)	(140,853)

CASH AND CASH EQUIVALENTS
Beginning of period	3,580,498	478,155

End of period	$2,478,825	$337,302

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$956	$935
Cash paid for income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Reclass of remaining warrant liability upon exercise of warrants for Series A-1 convertible preferred stock	$4,378	$53,796

See accompanying notes.

F-32

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Description of Operations and Summary of Significant Accounting Policies

Operations – Blue Marble Energy Corporation, dba Blue Marble Biomaterials, (the Company) is a developer and manufacturer of natural and sustainable specialty ingredients from cellulosic biomass for the global flavor, fragrance and cosmetic industries. The Company has developed patented technologies to utilize nature-based bacteria and novel extraction techniques to produce U.S. and E.U. natural, drop in replacement chemicals traditionally manufactured from petroleum. The Company was founded in 2007 and is incorporated in the state of Washington. Headquarters are in Seattle, Washington and operations are in Missoula, Montana.

Basis of Presentation – The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) for interim financial information.  Accordingly, they do not include all of the information and footnotes required to be presented for complete financial statements. The accompanying unaudited consolidated financial statements reflect all adjustments (consisting only of normal recurring items) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The accompanying consolidated Balance Sheet at December 31, 2015 has been derived from the audited consolidated financial statements of the Company for the year then ended. The unaudited consolidated financial statements and related disclosures have been prepared with the assumption that users of the interim financial information have read or have access to the audited consolidated financial statements for the preceding fiscal year. Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the years ended December 31, 2015 and 2014.

Liquidity and Uncertainty –The Company’s activities since inception have consisted primarily of research and development. The Company continues to be subject to the risks and challenges associated with other companies at a similar stage of development, including dependence on key personnel, successful development and marketing of its products and services, successful collaborations with partners, and the ability to secure adequate financing to support future growth. As shown in the accompanying financial statements, the Company has incurred aggregate losses from operations and has a retained deficit of $8,687,223 at June 30, 2016.

Subsequent to June 30, 2016, the Company has received proceeds of $202,652 from exercise of outstanding warrants. With these proceeds and the cash on hand, the Company believes that it has the cash to fund operations for twelve months after the balance sheet date. The Company will require additional capital to sustain current operations through 2017 and beyond. There can be no assurance that such funds will be available on reasonable terms, or at all, or that revisions to the current business plan will be sufficient to ensure long-term viability. If adequate funds are not available to satisfy future capital requirements, the Company may be required to limit its operations substantially.

Principles of Consolidation – The consolidated financial statements include the accounts of Blue Marble Energy Corporation dba Blue Marble Biomaterials, and its wholly owned subsidiary, Blue Marble Biomaterials Expressway LLC. Blue Marble Biomaterials Expressway LLC owns the facility and land utilized by the Company, and has no operations separate from the Company. Intercompany transactions and balances have been eliminated from the consolidated financial statements.

Use of Estimates – The preparation of financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the consolidated financial statements and during the reporting period. Significant estimates include revenue recognition, collectability of accounts receivable, useful lives of property and equipment, valuation of deferred tax assets, valuation of convertible preferred stock warrant liabilities, and the valuation of stock-based awards and instruments. The amounts ultimately realized from the assets or ultimately recognized as liabilities will depend on, among other factors, general business conditions, and could differ materially in the near-term from the carrying amounts reflected in these consolidated financial statements.

F-33

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk and Revenue – Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company maintains its cash accounts with financial institutions where, at times, deposits exceed federal insurance limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company also has credit risk regarding trade accounts receivable. The Company performs initial and ongoing evaluations of its customers’ financial position, and extends credit on account without collateral. The Company determines the need for an allowance for doubtful accounts based upon its historical experience and the expected collectability of accounts receivable. There was no allowance for doubtful accounts as of June 30, 2016 or December 31, 2015.

At June 30, 2016 the Company had no accounts receivable outstanding. At December 31, 2015, the balance of outstanding accounts receivable was from four customers, one of which represented 50% of the outstanding balance. One customer represented 99% of consolidated revenue for the six months ended June 30, 2016. A different customer represented 99% of consolidated revenue for the six months ended June 30, 2015 (see Note 3).

Property and Equipment – Property and equipment are recorded at cost and depreciated over their estimated economic useful lives using the straight-line method and the following estimated useful lives:

Office Equipment	5 years
Furniture & Fixtures	5 years
Vehicles	5 years
Machinery & Equipment	5 years
Building Improvements	15 years
Buildings	30 years

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in the statement of operations. Repair and maintenance costs are expensed as incurred.

Long-Lived Asset Impairment – The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No asset impairment was recognized during the six months ended June 30, 2016 and 2015.

F-34

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Income Taxes – The Company follows the asset and liability method of accounting for income taxes. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded.

The Company recognizes the tax benefit from uncertain tax positions only if it more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense if incurred (see Note 12).

Gain/(Loss) from Debt Extinguishment – The Company accounts for the extinguishment of debt by recording the difference between the reacquisition price and the net carrying amount of the debt being extinguished as gain or loss when the debt is extinguished. The gain or loss from debt extinguishment is recorded in the consolidated statements of operations under "other income (expense)" as "gain (loss) on extinguishment of debt".

Convertible Preferred Stock Warrants – Outstanding convertible preferred stock warrants are classified as liabilities on the consolidated balance sheets as the warrants are exercisable into contingently redeemable preferred shares. The preferred shares are contingently redeemable due to voting provisions surrounding a liquidation event. The estimated fair value of the warrants is adjusted for changes in fair value at each reporting period and at the exercise date, and the corresponding non-cash gain or loss is recorded in other income (expense).

Revenue Recognition – The Company recognizes revenue from the delivery of research and development services and from sale of chemical ingredients. Revenue is recognized when all of the following conditions are satisfied: (i) there is persuasive evidence that an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the fee is fixed or determinable; and (iv) collectability is reasonably assured. If sales arrangements contain multiple elements, the Company evaluates whether the components of each arrangement represent separate units of accounting.

Research Services

Revenue from collaborative research services is recognized as the services are performed consistent with the performance requirements of the contract. In cases where upfront fees are collected for research services not yet performed the Company records the payments as deferred revenue and recognizes revenue as the services are performed.

Product Sales

Products sold by the Company to-date have been manufactured on a pilot scale. Revenue from sales of these products has been recognized upon shipment of the product and when passage of title and risk of loss has been transferred to the customer. Cost of product sold has been included in research and development, as the products sold have been manufactured at pilot scale as part of product development.

Research and Development Expenses – Research and development costs are expensed as incurred and include costs associated with research performed pursuant to collaborative agreements and grants, including internal research. Research and development costs consist of direct and indirect internal costs related to specific projects. Certain facilities and other costs have been allocated to research and development based on headcount.

F-35

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Grant Recognition - The Company receives grants from governmental and regulatory agencies which are used to reimburse salary expense. The Company recognizes grants received from these agencies as a reduction of costs. During the six months ended June 30, 2016 and 2015, the Company received $26,080 and $6,009, respectively, in grant proceeds which were offset against the related expense.

Sales and Marketing Expenses – Sales and marketing expenses include costs associated with advertising, promotions, tradeshows, seminars, and other marketing-related programs.

Gain from Insurance Claim – In December 2013, a water pipe in the Company’s facility burst and flooded part of the building and surrounding area. Significant damage was caused to the facility and certain equipment. The Company submitted a claim for damages and lost business to its commercial property insurance carrier, and received payments from the insurance company of $439,263 and $760,729 in 2015 and 2014, respectively, in full settlement of all claims with the insurance company. The Company has recorded the insurance proceeds net of cleanup and repair costs as operating expense. The net gain from insurance proceeds related to the flood loss was $3,935 for the six months ended June 30, 2015.

Stock-Based Compensation – The Company recognizes compensation expense on stock options granted to employees and to nonemployees based on the grant date fair value of the stock options estimated using the Black-Scholes option pricing model. Stock-based compensation expense recognized in the statement of operations is based on stock options ultimately expected to vest. The Company applies the straight-line method of allocating compensation cost over the requisite service period of the related awards. The Black-Scholes option pricing model uses various inputs to measure fair value, the more significant of which are expected term, estimated volatility, and fair value of the underlying stock. The Company calculates the expected term based on management’s estimate of future employee behavior. The Company estimates expected volatility based on the volatility of similar entities whose share prices are publicly available.

Subsequent Events – Subsequent events are events or transactions that occur after the balance sheet date but before the consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before consolidated financial statements are available to be issued. The Company has evaluated subsequent events through November 7, 2016  , which is the date the consolidated financial statements were available to be issued. The Company evaluated subsequent events regarding the corrections to previous reported consolidated financial statements described in Note 2, through January 5, 2017. There have been no material subsequent events through the dates evaluated.

Net Loss Attributable to Stockholders and Net Loss Per Common Share – Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Basic and diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive, and consist of the following:

F-36

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

	June 30, 2016	June 30, 2015

Series A-1 convertible preferred stock (convertible to common stock)	16,417,074	10,299,699
Warrants to purchase Series A-1 convertible preferred stock	304,987	6,443,133

Series A convertible preferred stock (convertible to common stock)	6,053,972	6,053,972
Warrants to purchase Series A convertible preferred stock	961,966	961,966

Stock options to purchase common stock granted and outstanding	2,948,683	2,861,183

Total potentially dilutive shares	26,686,682	26,619,953

As all potentially dilutive securities are anti-dilutive for the six months ended June 30, 2016 and 2015, diluted net loss per share is the same as basic net loss per share.

Recently Adopted Accounting Pronouncements

In June 2014, FASB issued ASU No. 2014-12, “Compensation - Stock Compensation (Topic 718); Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The amendments in ASU 2014-12 apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. For all entities, the amendments in ASU 2014-12 are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The Company has adopted ASU 2014-12 for the year ended December 31, 2016 and the interim period within that year. There has been no impact from adoption of ASU 2014-12 on the financial statements as of and for the six months ended June 30, 2016.

Recently Issued Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. This ASU will be effective for the Company beginning with the year ended December 31, 2017 and for interim periods in the year ended December 31, 2017. The Company has not yet determined the effect that ASU 2014-15 will have on its financial statement disclosures.

In November 2015, the FASB issued ASU 2015-17, "Income Taxes - Balance Sheet Classification of Deferred Taxes." ASU 2015-17 requires companies to present deferred tax assets and deferred tax liabilities as noncurrent in the statement of financial position. ASU 2015-17 is effective for the Company for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted at the beginning of an interim or annual reporting period. The Company has not yet determined the effect that ASU 2015-17 will have on its statement of financial position or financial statement disclosures.

In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments”, seeking to eliminate diversity in practice related to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in ASU 2016-15 address eight specific cash flow issues and apply to all entities that are required to present a statement of cash flows under FASB Accounting Standards Codification (FASB ASC) 230, “Statement of Cash Flows”. The amendments in ASU 2016-15 are effective for the Company for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company has not yet determined the effect that ASU 2016-15 will have on its results of operations, statement of financial position or financial statement disclosures.

F-37

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In March 2016, the FASB issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. ASU 2016-09 simplifies several aspects of the accounting for share-based payment award transactions, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. ASU 2016-09 is effective for the Company for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Early adoption is permitted. The Company has not yet determined the effect that ASU 2016-09 will have on its results of operations, statement of financial position or financial statement disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2018 and interim periods therein. The Company has not yet determined the effect that ASU 2016-02 will have on its results of operations, statement of financial position or financial statement disclosures.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” which provides comprehensive guidance for revenue recognition, and in May 2016 the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients” which is intended to clarify certain provisions in ASU 2014-09. ASU 2014-09 and ASU 2016-12 affect any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets. The core principle of the guidance provides that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 and ASU 2016-12 are effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2017, using either a full retrospective or modified retrospective method of adoption. The Company is currently evaluating the transition method it will adopt and the impact of the adoption of ASU 2014-09 and ASU 2016-12 on its consolidated financial statements.

Note 2 – Corrections to Previously Reported Financial Statements

Subsequent to the issuance of the Company’s financial statements for the six months ended June 30, 2016 and the fiscal year ended December 31, 2015, errors were identified. These errors were identified as part of the Securities and Exchange Commission’s review of the Company’s Form 1-A Offering Circular. The errors identified relate to the classification of the Convertible Preferred Stock within Stockholders’ Equity, resulting in the overstatement of Stockholders’ Equity amounting to $11,767,829 and $11,581,276 at June 30, 2016 and December 31, 2015, respectively. The conditional redemption features of the Convertible Preferred stock require they be presented in temporary equity. As a result, the Consolidated Balance Sheets and Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit have been corrected for the reclassification of the Convertible Preferred Stock into temporary equity. There was no impact to the Consolidated Statements of Operations or Cash Flows for the six months ended June 30, 2016 or 2015. The Company has also expanded the disclosures in Note 9 clarifying the classification of the Convertible Preferred Stock within temporary equity.

Note 3 – Collaboration and Development Project Agreements

On June 13, 2014, the Company entered into a master collaboration agreement (Master Collaboration Agreement) with a multinational food and beverage manufacturer (the Partner). Under this agreement, the Company will work with the Partner on various activities pursuant to individual project agreements (Development Project Agreements). Projects include product development, ingredient development, product manufacturing/line testing and/or technology research and development by the Company, specifically related to conversion of the by-products of the Partner’s manufacturing processes into ingredients, flavorings, colors and fragrances for use in the Partner’s production processes or for sale to outside markets. Project Agreements are individual contracts for specific development, and have specified project definitions terms, and timeframes.

In May 2014 the Company entered into a Development Project Agreement with the Partner to utilize the Company’s technology to convert certain by-products arising from the Partner’s manufacturing process into ingredients, flavorings, colors and/or fragrances for further application and viable use in food products. Phase 1 of this project was an analysis of the efficiency of the Company’s technology and processes for environmental, nutritional and initial product evaluations. Payments were divided into milestones, with 60% due at the inception of the agreement, 30% upon review of yield data, and the final 10% upon completion of the project evaluation. The project was completed in 2014, and the Company recognized revenue of $600,000 in 2014 under this project.

F-38

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In September 2014, as continuation of the Development Project Agreement, the Company and the Partner entered into an additional project agreement identified as Phase II, broken out into two parts, II(A) and II(B). Phase II(A) included additional efficiency analysis and modeling of target products for scale development. Payments were divided into milestones, with 50% due at the inception of the agreement, 40% due within one month of inception, and the remainder at the completion of the project. The Company completed this Phase of the project agreement in 2014. Phase II(B) of the project was initiated immediately upon completion of Phase II(A), and continued the evaluation and development process. Revenue of $245,000 from Phase II(B) was recognized in 2015, with 50% paid upon the inception of the project phase and the remainder paid when completed. The Company recognized revenue of $196,000 from this project during the six months ended June 30, 2015.

In March 2015 the Company and the Partner entered into another project agreement to advance proof of concept work on specific organisms targeting a selected product category for optimization of commercial opportunities. The project was divided into two phases. Phase I was completed in 2015 and the Company recognized $183,516 of revenue from this agreement during the six month period ended June 30, 2015. Phase II of the project has not yet commenced.

In 2015 the Company and the Partner also entered into two additional project development agreements for evaluation of the Company’s technology for different product applications. Both of these projects were completed in 2015, and the Company recognized a total of $73,680 from these additional projects during the six month period ended June 30, 2015.

Note 4 – Property and Equipment

A summary of property and equipment is as follows:

	June 30,	December 31,
	2016	2015

Land	$374,296	$374,296
Buildings	915,325	915,325
Building Improvements	268,567	256,446
Machinery and Equipment	451,269	426,693
Office Equipment	38,171	40,673
Furniture and Fixtures	11,840	11,840
Vehicles	64,049	64,049
CIP - Construction in Progress	767	766

	2,124,284	2,090,088
Less: Accumulated depreciation and amortization	(500,184)	(441,046)

Property and equipment, net	$1,624,100	$1,649,042

Depreciation expense was $63,583 and $68,947 for the six months ended June 30, 2016 and 2015, respectively. The cost of equipment under capital leases was $23,402 at June 30, 2016 and December 31, 2015.

F-39

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 5 – Accrued and Other Current Liabilities

Accrued and other current liabilities are comprised of the following:

	June 30,	December 31,
	2016	2015

Accrued payroll and related liabilities	1,606	13,417
Accrued vacation and paid-time-off	134,167	169,849
Other accrued expenses	14,976	8,172

Accrued and other current liabilities	$150,749	$191,438

Note 6 – Notes Payable

In December 2013, the Company entered into a term note with a financial institution totaling $27,052. The proceeds from this note were utilized to purchase a vehicle, which is pledged as collateral for the note. The term note bears interest at a rate of 3.99% per annum. The note terms required 60 monthly principal and interest installments of $498. The principal balance outstanding on this note was $14,203 at June 30, 2016 and $16,875 at December 31, 2015.

In January 2013, the Company converted an outstanding account payable with a vendor to a term note payable in an amount of $127,454. The term note carried no interest, and required six monthly payments of $21,242, beginning in February 2013. The company made one payment under this note in 2013. Due to a dispute with the vendor, no additional payments were made in 2013 or 2014. In February, 2015 the Company executed a mutual release agreement whereby the Company paid the vendor the sum of $45,000 in full settlement of the note and any other accounts payable with this vendor. To record this release, the Company has recognized a gain from extinguishment of debt of $74,708 in other income in the six month period ended June 30, 2015. No amounts were owed to this vendor as of June 30, 2015.

Future principal payments on the notes payable for the years ending December 31 are as follows:

Years Ending December 31,
2016	$2,727
2017	5,622
2018	5,854

$14,203

Note 7 – Capital Leases

In October 2013, the Company entered into a capital lease agreement with an equipment leasing company for the purchase of equipment in the amount of $23,402. The interest rate inherent in the capital lease was 7.10% per annum. The lease terms required 60 monthly principal and interest installments of $390. The principal balance outstanding on this lease was $9,705 at June 30, 2016 and $11,659 at December 31, 2015.

The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments. The assets are depreciated over the estimated life of the asset. Depreciation of assets under capital leases is included in depreciation expense for the six months ended June 30, 2016 and 2015.

F-40

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 8 – Operating Leases

The Company has various lease agreements for office equipment and research equipment. The leases vary in terms expiring through January 2019 with monthly lease payments ranging from $96 to $492. Future minimum lease payments for years ending December 31 are as follows:

Operating Leases

2016	$1,614
2017	2,076
2018	2,076
2019	2,076
2020	2,076

Total minimum lease payments	$9,918

F-41

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 9 – Convertible Preferred Stock and Stockholders’ Deficit (As Corrected)

Convertible Preferred Stock – As of June 30, 2016 and December 31, 2015, the Company was authorized to issue 25,220,347 shares of convertible preferred stock, of which 7,016,638 shares are designated as Series A, and 18,203,709 shares are designated as Series A-1.

Series A

In 2009 the Company issued to a Director of the Company a total of 3,420,324 shares of convertible preferred stock at a purchase price of $0.29237 per share for gross proceeds of $1,020,000, less issuance costs of $88,523. In conjunction with this Series A convertible preferred stock issuance, the Company issued warrants to purchase 3,527,208 shares of Series A convertible preferred stock for a purchase price of $0.29237 per share. During 2012, the company issued 2,565,240 shares of Series A convertible preferred stock upon exercise of these warrants. As of June 30, 2016 and December 31, 2015, a warrant for 961,966 Series A convertible preferred shares remains outstanding, and expires in 2019.

Series A-1

In 2014, pursuant to cash receipts from stock subscriptions received in prior periods the Company issued a total of 4,949,857 Series A-1 convertible preferred stock. A total amount of $3,294,625 was received for these stock subscriptions prior to 2014, and this amount was recorded as a liability until the shares were issued. Shares were issued at a price of $0.6656 per share for gross proceeds of $3,294,625, less issuance costs of $60,960. Certain of the shares were issued with accompanying warrants to purchase a total of 2,915,708 additional Series A-1 convertible preferred shares at an exercise price of $0.6656 per share.

In 2014, the Company issued a total of 381,608 Series A-1 convertible preferred shares at a price of $0.6656 per share for cash gross proceeds of $253,998, less issuance costs of $49,705. Certain of the shares were issued with accompanying warrants to purchase a total of 643,778 additional Series A-1 convertible preferred shares at an exercise price of $0.6656 per share.

In 2013, the Company borrowed $1,300,000 from a shareholder and director under a convertible promissory note. In 2014, the company issued 1,960,301 Series A-1 convertible preferred shares in exchange for cancellation of the outstanding convertible promissory note and accrued but unpaid interest of $4,777. The shares were issued at a price of $0.6656 per share. In accordance with terms of the promissory note, upon conversion of the promissory note in 2014, the Company granted a warrant to purchase 3,920,602 Series A-1 convertible preferred shares at an exercise price of $0.6656 per share. The fair value of the warrants issued was estimated at $473,360, which was determined using the Black-Scholes pricing model. This amount was recorded as a discount and charged to interest expense upon note conversion. These warrants were exercised in August 2015.

During the six months ended June 30, 2016 the Company issued 273,700 shares of Series A-1 convertible preferred stock from the exercise of warrants issued with Series A-1 convertible preferred stock in 2014. Total gross consideration received for the issuance from warrant exercise during the six months ended June 30, 2016 was $182,175. Convertible preferred stock warrant liabilities of $4,378 were relieved upon exercise of preferred stock warrants in the six months ended June 30, 2016.

The following is a summary of terms for the convertible preferred stock. Except as noted below, all shares of the convertible preferred stock, regardless of series, are identical and entitle the stockholders to the same rights and privileges.

F-42

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Conversion – Each share of convertible preferred stock is convertible at the option of the holder into such number of common shares as is determined by dividing the original issue price by the conversion price. The conversion price is initially the original issue price and subject to adjustment for subsequent dilutive issuances. The original issue price is $.29453 per share for Series A convertible preferred stock and $0.6656 per share for Series A-1 convertible preferred stock. No adjustments to the conversion price have been made for either Series A or Series A-1 convertible preferred stock.

Each series of convertible preferred stock automatically converts into common stock at the then effective conversion rate upon the affirmative vote of a majority of the outstanding shares of that series of convertible preferred stock (voting together as a single voting group) or the consummation of the Company’s sale of its common stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, with a per share offering price of at least three times the original issue price of that series of convertible preferred stock and aggregate proceeds to the Company of not less than $25,000,000.

Liquidation Preference – A liquidation event is defined as a liquidation, dissolution, or winding-up of the affairs of the Company, including a sale, transfer, exchange or exclusive license of all or substantially all of the Company’s property or business, or a merger, consolidation, share exchange or reorganization of the Company with or into another entity. Upon the occurrence of a liquidation event, holders of convertible preferred stock are entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of Common Stock, an amount per share equal to the sum of (A) the original issue price for such convertible preferred stock (as adjusted for any recapitalization event) plus (B) the product of (x) the original issue price for such convertible preferred stock (as adjusted for any Recapitalization Event) multiplied by (y) 0.00625 multiplied by (z) the number of thirty (30) day periods that have elapsed since the original issue date for such convertible preferred stock plus (C) all declared or accrued but unpaid dividends on such convertible preferred stock. The original issue price is $.29453 per share for Series A convertible preferred stock and $0.6656 per share for Series A-1 convertible preferred stock. The original issue dates are April 14, 2009 and January 25, 2011 for Series A and Series A-1 convertible preferred stock, respectively.

In the event that the assets and surplus funds available for distribution among the holders of Series A convertible preferred and Series A-l convertible preferred shall be insufficient to permit the payment to such holders of the full liquidation preference, then the entire assets and surplus funds then remaining legally available for distribution shall be distributed pari passu among the holders of Series A convertible preferred and Series A-l convertible preferred stock.

Thereafter, any remaining assets and surplus funds of the Company available for distribution, if any, shall be distributed among the holders of common stock in proportion to the number of shares of common stock held by them.

However, holders of convertible preferred stock are entitled to the greater of (i) the amounts described above or (ii) the amount which would have been received if all shares of convertible preferred stock had been converted to common stock immediately prior to the liquidation event.

Dividends – Holders of convertible preferred stock shall be entitled to receive, when, and as if declared by the Board of Directors, out of funds legally available, prior and in preference to any declaration or payment of any dividend on the common stock, non-cumulative dividends at the rate per share of 8% per annum of the original issue price of such shares of convertible preferred stock, as applicable and adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits, or similar events. For purposes of dividend calculations, the original issue price is $0.29453 per share for Series A convertible preferred shares, and $0.6656 per share for Series A-1 convertible preferred shares.

F-43

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of common stock and convertible preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of convertible preferred stock were converted to common stock at the then effective and applicable conversion rates.

Voting – Except as otherwise expressly provided, the holders of convertible preferred stock and the holders of common stock shall vote together and not as separate classes. Convertible preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of convertible preferred stock held by such holder could be converted as of the record date. Each holder of shares of common stock shall be entitled to one vote for each share thereof held. The holders of a majority of the outstanding shares of convertible preferred stock voting together as a single group can approve a liquidation event, thus making the convertible preferred stock contingently redeemable.

The Convertible Preferred Stock is considered to be contingently redeemable due to certain liquidation events that are not solely within the control of the Company and as a result the Convertible Preferred stock is presented as temporary equity. The preferred stock has been recorded at its initial carrying amount as a liquidation event is not considered probable within the Company’s current business plans.

Convertible Preferred Stock Warrants – The Company has outstanding warrants issued in connection with issuance of Series A and Series A-1 convertible preferred stock as follows. Outstanding convertible preferred stock warrants are classified as liabilities on the consolidated balance sheets as the warrants are exercisable into contingently redeemable preferred shares. The estimated fair value of the warrants is adjusted for changes in fair value at each reporting period and at the exercise date, and the corresponding non-cash gain or loss is recorded in other income (expense).

During 2009, in connection with issuance of Series A convertible preferred shares, the Company issued warrants to purchase up to 3,527,208 shares of Series A convertible preferred stock for a price per share of $0.29237. The fair value of the warrants issued was estimated at $406,882, which was determined using the Black-Scholes pricing model. Warrants for 2,565,242 Series A convertible preferred shares were exercised in 2012. The remaining warrant for 961,966 Series A convertible preferred shares remains outstanding as of June 30, 2016 and December 31, 2015, and expires in 2019. The remaining contractual term of the warrant at June 30, 2016 was 2.79 years.

In 2014, in conjunction with the issuance of Series A-1 convertible preferred stock for cash and upon conversion of stock subscriptions, the Company issued warrants to purchase 3,559,486 Series A-1 convertible preferred stock at an exercise price of $0.6656 per share. Warrants for 273,700 Series A-1 shares were exercised during the six months ended June 30, 2016. There were 304,987 unexercised warrants to purchase Series A-1 convertible preferred stock as of June 30, 2016, with a remaining contractual term of less than one year.

In conjunction with conversion of a promissory note in 2014, the Company issued a warrant to purchase 3,920,602 Series A-1 convertible preferred shares at an exercise price of $0.6656 per share. The estimated fair value of the warrants of $473,360 was recorded as a beneficial conversion feature in conjunction with the conversion of the promissory note, and was treated as interest expense in the Consolidated Statements of Operations in 2014. These warrants were exercised in August 2015.

F-44

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes warrant activity for the six months ended June 30, 2016:

	Series A	Series A-1
	Convertible	Convertible
	Preferred Stock	Preferred Stock
	Warrants	Warrants
	Outstanding	Outstanding

Outstanding at December 31, 2015	961,966	599,458
Warrants issued	-	-
Warrants exercised	-	(273,700)
Warrants forfeited or cancelled	-	(20,771)

Outstanding at June 30, 2016	961,966	304,987

Common Stock – The Company is authorized to issue 52,000,000 shares of common stock at a par value of $0.0001 per share as of June 30, 2016 and December 31, 2015. As of June 30, 2016 and December 31, 2015 there were 7,172,123 and 7,170,353 shares issued and outstanding, respectively. Common stockholders are entitled to one vote for each share on matters to be voted on by the stockholders, do not have cumulative voting rights, have no preemptive rights to purchase common stock, no conversion or redemption rights with respect to the common stock, and are entitled to share ratably in dividends when and if declared by the Board of Directors. In the event of liquidation, common stockholders are entitled to share pro rata all assets remaining after payment in full of all liabilities and preferences. There have been no dividends declared to date.

The following table summarizes common shares that are reserved for future issuances as of June 30, 2016:

Shares reserved for conversion of preferred stock and warrants:
Series A convertible preferred stock	6,053,972
Warrants for Series A convertible preferred stock that when exercised would be convertible into common stock	961,966

Series A-1 convertible preferred stock	16,417,074
Warrants for Series A-1 convertible preferred stock that when exercised would be convertible into common stock	304,987

Shares reserved for issuance upon exercise of stock options:
Stock options granted and outstanding at June 30, 2016	2,948,683
Shares reserved for stock options authorized but not yet granted as of June 30, 2016	2,684,629

Total common shares reserved for future issuances	29,371,311

Common shares outstanding at June 30, 2016	7,172,123

Remaining authorized common shares not reserved at June 30, 2016	15,456,566

Common shares authorized at June 30, 2016	52,000,000

Note 10 – Fair Value Measurements

Financial Accounting Standards Board (the FASB) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1	Observable inputs such as quoted prices in active markets.

Level 2	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The following table provides a reconciliation of the Series A and Series A-1 convertible preferred stock warrant liability, which is measured at fair value using significant unobservable inputs (Level 3), for the six months ended June 30, 2016:

	Series A	Series A-1
	Convertible	Convertible
	Preferred Stock	Preferred Stock
	Warrant	Warrant
	Liability	Liability	Total

Balance at December 31, 2015	$112,921	$64,518	$177,439
Additions	-	-	-
Warrant exercises	-	(4,379)	(4,379)
Change in fair value	(9,906)	(50,009)	(59,915)

Balance at June 30, 2016	$103,015	$10,130	$113,145

F-45

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company estimates the fair value at the respective measurement dates using the Black-Scholes option pricing model. The following assumptions in addition to the Company’s estimated share price were used to estimate the fair value:

	Series A Convertible		Series A-1 Convertible
	Preferred Stock Warrants		Preferred Stock Warrants
	Six Months	Year Ended	Six Months	Year Ended
	Ended June 30,	December 31,	Ended June 30,	December 31,
	2016	2015	2016	2015

Dividend yield	0%	0%	0%	0%
Risk-free interest rate	0.71%	1.31%	0.02%	0.01% - 0.49%
Expected life in years	2.79	3.29	0.01 - 0.08	0.1 - 0.58
Expected volatility	56%	56%	56%	56%

There were no level 1 or level 2 assets or liabilities or transfers between levels 1, 2, or 3 during the six months ended June 30, 2016 or the year ended December 31, 2015.

Note 11 – Stock Option Plan

On March 29, 2007, the Company adopted an incentive stock option plan (the 2007 Plan). As of June 30, 2016, the plan provided for a maximum issuance of 5,550,000 incentive and nonstatutory common stock options to employees, directors, officers and consultants of the Company. The term of each option shall be no more than ten years. The options generally vest over a four year period. As of June 30, 2016, there were 2,684,629 shares available for issuance under the Plan.

The following table summarizes stock option activity for the Plan for the six months ended June 30, 2016:

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise	Contractual
	Outstanding	Price	Life (in Years)

Outstanding at December 31, 2015	2,953,683	$0.17	7.83
Options granted	20,000	$0.18
Options exercised	(1,770)	$0.18
Options forfeited or cancelled	(23,230)	$0.13

Outstanding at June 30, 2016	2,948,683	$0.17	7.34

The following table summarizes information about stock options outstanding and exercisable for the six months ended June 30, 2016:

	Weighted
	Average
	Remaining
	Contractual	Options	Options
Exercise Price	Life (in Years)	Outstanding	Exercisable

$0.04	3.55	300,000	300,000
$0.06	5.80	210,000	208,630
$0.18	8.34	2,273,500	1,257,267
$0.24	2.35	53,122	53,122
$0.40	2.75	112,061	112,061

	7.35	2,948,683	1,931,080

F-46

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The weighted-average grant date fair value of options granted during the six months ended June 30, 2016 was $0.10. As of June 30, 2016 there was a total of $104,666 in unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a period of approximately four years.

Compensation cost recorded during the six months ended June 30, 2016 and 2015 are as follows:

	Six Months Ended June 30,
	2016	2015

Research, development and operations	$7,733	$7,771
Selling, general and administrative expenses	18,799	19,654

Total stock-based compensation expense	$26,532	$27,425

In determining the fair value of stock options granted, the following assumptions were used in the Black-Scholes option pricing model during the six months ended June 30, 2016 and 2015:

	Six Months Ended June 30,
	2016	2015

Dividend yield	0%	0%
Risk-free interest rate	1.49% - 1.73%	1.69% - 1.95%
Expected life in years	6.25	6.25
Expected volatility	56%	56%
Estimated value of underlying stock	$0.18	$0.18

The Company utilized the simplified method for determination of expected life.

Note 12 – Income Taxes

The company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to net operating losses for the six months ended June 30, 2016 and the year ended December 31, 2015, and cumulative losses through June 30, 2016.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. The Company’s ability to utilize its tax attributes may be limited in the event that a change in ownership, as defined in Section 382 of the Internal Revenue Code of 1986, as amended, occurs in the future. If not utilized, the Company’s Federal net operating loss carryforwards will begin to expire in 2019. The latest date available for a portion of the Federal net operating loss carryforwards to be utilized to offset future income is 2027.

F-47

BLUE MARBLE ENERGY CORPORATION

dba BLUE MARBLE BIOMATERIALS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 13 – Commitments and Contingencies

Leases –The Company is obligated under non-cancellable operating leases for office equipment through the fiscal year ending December 31, 2019. Additionally, the Company has equipment under capital lease agreements. Future minimum lease payments under non-cancellable lease agreements for the years ending December 31 are as follows:

	Capital Lease	Operating Leases

2016	$2,341	$1,614
2017	4,680	2,076
2018	3,510	2,076
2019	-	2,076
2010	-	2,076

Total minimum lease payments	10,531	$9,918
Less: amount representing interest	826

Total capital lease obligation	$9,705

Total rent expense for the six months ended June 30, 2016 and 2015 was $11,520 and $10,905, respectively.

Litigation – In June 2015, the Company filed a claim against a contractor who had been hired by the Company for restoration work after damage from a flood occurring in December 2013 (Note 1). The claim alleges breach of contract for nonperformance and damages caused during work performed. The claim is outstanding and the Company has no estimate of a potential recovery amount.

F-48

PART III

INDEX TO EXHIBITS

2.1 Amended and Restated Articles of Incorporation, as amended*

2.2 Bylaws*

3.1 Amended and Restated Investors Rights Agreement dated July 7, 2014*

3.2 Amended and Restated Right of First Refusal and Co-Sale Agreement dated July 7, 2014*

4. Form of Subscription Agreement

5. Amended and Restated Voting Agreement dated July 7, 2014*

6.1 Employment Severance Benefits Agreement (Colby A. Underwood)*

6.2 Employment Severance Benefits Agreement (James Stephens)*

8. Form of Escrow Agent Agreement

11. Consent of Moss Adams LLP

12. Attorney opinion on legality of the offering*

13. “Test the waters” materials*

15. Draft offering statements previously submitted pursuant to Rule 252(d) (incorporated by reference)*

* Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Missoula, State of Montana, on February 10, 2017.

Blue Marble Energy Corporation

/s/ Colby Underwood

By Colby Underwood, Co-Chief Executive Officer and Chief Business Officer of Blue Marble Energy Corporation

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Colby Underwood

Colby Underwood, Co-Chief Executive Officer, Chief Business Officer, and Director

Date: February 10, 2017

/s/ James Stephens

James Stephens, Co-Chief Executive Officer, Chief Science Officer, and Director

Date: February 10, 2017

/s/ Wayne Rebich

Wayne Rebich, Chief Financial Officer and Principal Accounting Officer

Date: February 10, 2017